Execution Copy

STOCK PURCHASE AGREEMENT

by and among

MYERS INDUSTRIES, INC.,

2119188 ONTARIO INC.

and

ITML HOLDINGS INC.

Dated as of December 27, 2006

ARTICLE I DEFINITIONS		1

ARTICLE II SALE AND PURCHASE OF SHARES		11
2.1	Sale and Purchase of Shares	11
2.2	Purchase Price	11
2.3	Purchase Price Adjustment	13
2.4	Earn-Out	16
2.5	Purchase Price Escrow	18
2.6	Indemnification Escrow	18

ARTICLE III CLOSING AND DELIVERIES		20
3.1	Closing	20
3.2	Deliveries by Seller	20
3.3	Deliveries by Buyer	21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		22
4.1	Organization and Standing	22
4.2	Authorization, Validity and Effect	22
4.3	Capitalization	22
4.4	Amalco and Amalgamations	23
4.5	Title	24
4.6	Subsidiaries and Investments	24
4.7	No Conflict; Required Filings and Consents	24
4.8	Financial Statements	25
4.9	Taxes	25
4.10	Properties, Assets and Leases	28
4.11	Employee	30
4.12	Benefit Plans and Pension Plans	31
4.13	Material Contracts	32
4.14	Legal Proceedings	34
4.15	Related Party Transactions	34
4.16	Compliance with Laws	35
4.17	Environmental Matters	35
4.18	Insurance	36
4.19	Intellectual Property	36
4.20	No Brokers	37
4.21	Conduct of Business in Ordinary Course	37
4.22	Absence of Undisclosed Liabilities	37
4.23	Licenses and Permits	38
4.24	Illegal Payments	38
4.25	Accounts Receivable; Accounts Payable; Inventories	38
4.26	Customers and Suppliers.	39
4.27	Product Warranties; Product Liability	39
4.28	Material Misstatements or Omissions	39
4.29	Indebtedness	39

(continued)

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		40
5.1	Investment Intent	40
5.2	Organization and Standing - Buyer	40
5.3	Authorization, Validity and Effect - Buyer	40
5.4	No Conflict; Required Filings and Consents - Buyer	40
5.5	Legal Proceedings - Buyer	41
5.6	Organization and Standing - Parent	41
5.7	Authorization, Validity and Effect - Parent	41
5.8	No Conflict; reqired Filins and Consents - Parent	41
5.9	Legal Proceedings - Parent	41
5.10	Brokers	42

ARTICLE VI COVENANTS AND AGREEMENTS		42
6.1	Interim Operations of the Company	42
6.2	Reasonable Access; Confidentiality	43
6.3	Filings; Other Action	44
6.4	Publicity	44
6.5	Records	45
6.6	Tax Matters	45
6.7	Notice of Developments	45
6.8	ITML Name	45
6.9	Financial Statement Updates	45
6.10	Tax Election	46
6.11	Parent Guarantee of Payment	46
6.12	Preparation of Pre-Closing Tax Returns; Amendments	46
6.13	Overpayment of Retired Indebtedness	47

ARTICLE VII CONDITIONS TO CLOSING		47
7.1	Conditions to Obligations of Seller and Buyer	47
7.2	Conditions to Obligation of Seller	47
7.3	Conditions to Obligation of Buyer	48

ARTICLE VIII INDEMNIFICATION		49
8.1	Indemnification Agreement	49

ARTICLE IX TERMINATION OF AGREEMENT		49
9.1	Termination	49
9.2	Effect of Termination	50

ARTICLE X MISCELLANEOUS AND GENERAL		50
10.1	Expenses	50
10.2	Successors and Assigns	50
10.3	Third Party Beneficiaries	50
10.4	Notices	51
10.5	Complete Agreement	52
10.6	Captions; References	52
10.7	Amendment	52
10.8	Waiver	52

(continued)

10.9	Governing Law	52
10.10	Severability	52
10.11	Enforcement of Agreement	52
10.12	Further Assurances	53
10.13	Mutual Drafting	53
10.14	Consent to Jurisdiction and Service of Process	53
10.15	Counterparts	53

INDEX OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Release Agreement
Exhibit C	Form of Indemnification Agreement
Exhibit D	Form of Restrictive Covenant Agreement

INDEX OF SCHEDULES
Schedule 1.13	Approved CapEx
Schedule 1.16	Assumed Indebtedness
Schedule 1.111 (a)	Retired Indebtedness
Schedule 1.111 (b)	Liens re Retired Indebtedness
Schedule 1.72	Leased Real Estate
Schedule 2.2(d)	Working Capital Statement
Schedule 2.4(a)	Initial EBITDA - Lawn & Garden Segment
Schedule 2.4(b)	Resulting EBITDA
Schedule 2.6(e)	Indemnification Release Particulars
Schedule 4.1	Amalco Predecessors'and Amalco's Qualifications
Schedule 4.5	Liens
Schedule 4.6	Subsidiaries
Schedule 4.7(a) (ii)	No Conflict
Schedule 4.7(b)	Required Filings and Consents
Schedule 4.9	Taxes
Schedule 4.10(a)	Permitted Encumbrances
Schedule 4.10(b)	Personal Property Leases
Schedule 4.10(d)	Leased Real Estate Exceptions
Schedule 4.10(e)	Real Estate Exceptions
Schedule 4.11	Employees
Schedule 4.12	Benefit Plans
Schedule 4.13	Target Contracts
Schedule 4.14	Legal Proceedings
Schedule 4.15(a)	Related Party Transactions
Schedule 4.15(b)	Intercompany Transactions
Schedule 4.16	Compliance with Laws
Schedule 4.17	Environmental Matters
Schedule 4.18	Insurance
Schedule 4.19	Intellectual Property
Schedule 4.20	Brokers
Schedule 4.21	Conduct of Business in Ordinary Course
Schedule 4.23	Licenses and Permits
Schedule 4.25(b)	Accounts Payable
Schedule 4.25(c)	Inventory
Schedule 4.26(a)	Customers
Schedule 4.26(b)	Suppliers
Schedule 4.27(a)	Product Warranties
Schedule 4.27(b)	Product Liability Claims
Schedule 6.1	Interim Operations of Amalco
Schedule 7.3(i)	Resignations

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 27, 2006, is by and among ITML HOLDINGS INC., an Ontario corporation ("Seller"), MYERS INDUSTRIES, INC., an Ohio corporation ("Parent") and 2119188 ONTARIO INC., an Ontario corporation and wholly-owned subsidiary of Parent ("Buyer").

RECITALS:

        A.        Seller is the direct owner of One Million (1,000,000) common shares (the "Amalco Shares") of ITML Horticultural Products Inc., an Ontario corporation ("Amalco"), being all of the issued and outstanding shares in the capital of Amalco, and 2117548 Ontario Inc. ("Newco") is the direct owner of all the issued and outstanding shares of common stock (the "Lone Star Shares") of Lone Star Plastics, Inc., a Nevada corporation ("Lone Star"). Newco is a wholly-owned subsidiary of Seller.

        B.        Amalco was formed by Seller on the date hereof upon the amalgamation (the "Second Amalgamation") of ITML Finance Inc., an Ontario corporation, ("ITML Finance") with ITML Horticultural Products Inc., an Ontario corporation ("Initial Amalco"), which was previously formed on November 1, 2006 upon the amalgamation (the "Initial Amalgamation" and together with the Second Amalgamation, the "Amalgamations") of ITML Plastic Technology Incorporated, ("ITML Plastic") with its two wholly owned subsidiaries, ITML Horticultural Products Incorporated ("ITML Horticultural") and Dekka Resins Inc. ("Dekka"), and their wholly owned subsidiary Kord Products Inc. ("Kord"), all being Ontario corporations.

        C.        In a series of related transactions which included the Amalgamations, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Amalco Shares upon the terms set forth in this Agreement (the "Amalco Acquisition"). Contemporaneous with the closing of the Amalco Acquisition, Newco will sell to Parent the Lone Star Shares upon the terms set forth in a separate purchase and sale agreement relating to the Lone Star Shares (the "Lone Star Acquisition").

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and for other good and valuable consideration had and received, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Buyer hereby agree as follows:

ARTICLE I DEFINITIONS
For purposes of this Agreement:
1.1 "Actions" means any action, suit or legal, administrative or arbitral proceeding, by or before any Governmental Authority.
1.2 "Adjustment Statement" has the meaning set forth in Section 2.3(c).
1.3 "Affiliate" means, with respect to any Person, any Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.
1.4 "Agreement" has the meaning set forth in the preamble to this Agreement.
1.5 "Amalco" has the meaning set forth in the recitals to this Agreement, and any reference to Amalco shall include reference to each of the Amalco Predecessors.
1.6 "Amalco Acquisition" has the meaning set forth in the recitals to this Agreement.
1.7 "Amalco Predecessors" means Initial Amalco, ITML Finance, ITML Plastic, ITML Horticultural, Kord and Dekka and "Amalco Predecessor" means any one of them.
1.8 "Amalco Predecessors Financial Statements" has the meaning set forth in Section 4.8
1.9 "Amalco Predecessors Shares" means the issued shares in the capital of the Amalco Predecessors as described in Section 4.4.
1.10 "Amalco Shares" has the meaning set forth in recital A to this Agreement.
1.11 "Amalgamations" has the meaning set forth in the recitals to this Agreement.
1.12 "Amerikan" means Amerikan, LLC, a Florida limited liability company.

        1.13    "Approved CapEx" means capital expenditures incurred by Amalco on or before October 31, 2006 and paid for between October 31, 2006 and the Closing Date as set forth on Schedule 1.13, which schedule sets forth the amount of the capital expenditure liability, the nature of the expenditure, the date of incurrence of such liability and the date of payment of such liability.

1.14 "Approved CapEx Amount" means US$357,249.00.

        1.15    "Arbitration Firm" means the firm of Grant Thornton LLP (Toronto office), and if such firm is unwilling or unable to serve in such capacity, Buyer and Seller shall select, within 10 days after notification that it is unwilling or unable to serve in such capacity, a mutually acceptable nationally or regionally recognized independent accounting firm to serve as an arbitration firm.

        1.16    "Assumed Indebtedness" means that Indebtedness of Amalco set out in Schedule 1.16 determined as of the Closing Date which is not to be paid out at Closing (excluding any prepayment charges, penalties, and premiums related thereto that are not accrued as of the Closing Date).

        1.17     "Benefit Plans" means all bonus, deferred compensation, incentive compensation, share purchase, share appreciation and share option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, pension, retirement or supplemental retirement plan or agreement (including without limitation any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and each other employee benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded) sponsored, maintained or contributed to or required to be contributed to by Amalco or the Amalco Predecessors for the benefit of any of the directors, officers or Employees of Amalco or the Amalco Predecessors or former directors, officers or employees, specifically listed in Schedule 4.12, whether or not insured and whether or not subject to any applicable Law, except that the term "Benefit Plans" shall not include any statutory plans with which Amalco or the Amalco Predecessors are or were required to comply, including without limitation the Canada/Quebec Pension Plan or plans administered pursuant to applicable provincial health tax, workers' compensation and unemployment insurance legislation;

1.18 "Business Day" means any day other than a Saturday, Sunday or other day that is a statutory holiday in the City of Toronto, in the Province of Ontario.
1.19 "Buyer" has the meaning set forth in the preamble to this Agreement.

        1.20    "Buyer's Knowledge" means the actual knowledge of the five (5) most senior officers of Buyer, or which with reasonable diligence could reasonably be expected to be within the knowledge of such persons given their role or function.

1.21 "Canadian Earn-Out Amount" has the meaning set forth in Section 2.4(e)
1.22 "Canadian EBITDA Price Reduction" has the meaning set forth in Section 2.5(b).
1.23 "Canadian GAAP" means Canadian generally accepted accounting principles.
1.24 "Cash and Cash Equivalents" means all cash and cash equivalents entered on the books and records of a Person.
1.25 "Closing" has the meaning set forth in Section 3.1
1.26 "Closing Date" has the meaning set forth in Section 3.1
1.27 "Confidentiality Agreement" has the meaning set forth in Section 6.2(b).
1.28 "Consents" means any consent, approval, authorization, qualification, waiver or notification of a Governmental Authority or any other Person.
1.29 "Contamination" means the presence, Release, threatened Release or migration of Hazardous Substances in air, soil, groundwater, surface water or sediments.

        1.30    "Control" (including the terms "Controlled by " and "under common Control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

        1.31    "Corporate Taxes" means i) any domestic or foreign, federal, provincial, state or local income tax, or ii) any credit issued or administered by the income tax authorities of any such federal, provincial, state or local government, including without limitation, Canadian Scientific Research and Experimental Development ("SR&ED") tax incentives.

1.32 "Current Employees" means the employees of Amalco (formerly employees of the Amalco Predecessors) employed by Amalco on the date hereof and listed on Schedule 4.11;
1.33 "Dekka" has the meaning set forth in the recitals to this Agreement.
1.34 "Dollars" or "US$" means currency of the United States of America unless otherwise provided herein.
1.35 "EBITDA Shortfall" has the meaning set forth in Section 2.5(b).
1.36 "Employees" means:
(a) those Current Employees who are employed by Amalco at the Closing Date; and
(b) any individual employed by Amalco on the Closing Date who was hired or was offered employment by Amalco or an Amalco Predecessor after the date hereof.
1.37 "Environment" means soil, ground water, surface water, stream sediments and ambient air.
1.38 "Environmental Claims" has the meaning set forth in Section 4.17(a).

        1.39    "Environmental Law" means any Law concerning pollution, human health and safety or protection of the Environment, including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, discharge, release or disposal of Hazardous Substances, including, but not limited to, any Law establishing responsibility or liability for Contamination.

1.40 "Environmental Reports" has the meaning set forth in Section 4.17(e)
1.41 "Escrow Agent" has the meaning set forth in Section2.2(c)(i).
1.42 "Escrow Agreement" has the meaning set forth in Section 2.2(c)(i).
1.43 "Final Assumed Indebtedness" has the meaning set forth in Section 2.3(b).
1.44 "Final Assumed Indebtedness Statement" has the meaning set forth in Section 2.3(b).
1.45 "Final Closing Cash" has the meaning set forth in Section 2.3(c).
1.46 "Final Closing Cash Statement" has the meaning set forth in Section 2.3(c).
1.47 "Final Working Capital" has the meaning set forth in Section 2.3(a).
1.48 "Final Working Capital Statement" has the meaning set forth in Section 2.3(a).
1.49 "Furnished Document" has the meaning set forth in Section 4.28.
1.50 "GAAP" means United States generally accepted accounting principles.

        1.51    "Governmental Authority" means any government or political subdivision of any government, whether federal, state, provincial, local or foreign, or any agency or instrumentality of any such government or political subdivision of any government, or any federal, state, local or foreign court or arbitrator.

1.52 "GST" means the goods and services tax levied under Part IX of the Excise Tax Act (Canada), as amended.

        1.53    "Hazardous Substance" means any pollutant, contaminant, substance, waste, defined, listed, regulated or identified under any Environmental Law, including but not limited to, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), asbestos, or asbestos-containing materials, or polychlorinated biphenyls.

1.54 "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        1.55    "Inactive Employees" means those Employees who are absent from work on the Closing Date by reason of lay-off, short or long term disability or by reason of maternity leave or by reason of authorized leave of absence but for greater certainty does not include Employees who are absent from work on the Closing Date by reason of holiday, parental leave or scheduled day off.

        1.56    "Indebtedness" means all of the following of Amalco, whether or not contingent: (i) all obligations to repay borrowed money, direct or indirect, assumed or guaranteed (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith; (ii) all obligations for the deferred purchase price of capital assets (excluding normal trade terms for capital assets purchased in the ordinary course of business); (iii) all obligations under conditional sales or other title retention agreements; (iv) all reimbursement and other obligations under any letter of credit, banker's acceptance, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device; (v) obligations evidenced by bonds (other than performance bonds), debentures, notes or other similar instruments or debt securities; (vi) all obligations arising from cash/book overdrafts; (vii) all obligations under capitalized leases; (viii) all obligations with respect to vendor advances or any other advances made to any Amalco Predecessor or Amalco (other than accounts payable in the ordinary course of business); (ix) any deferred purchase price obligations related to past asset or stock acquisitions by any Amalco Predecessor or Amalco; (x) all liabilities of the Amalco Predecessors or Amalco arising from any breach of any of the foregoing; and (xi) all indebtedness of other Persons guaranteed or secured by any Lien or security interest on the assets of any Amalco Predecessor or Amalco, except to the extent otherwise constituting Indebtedness.

1.57 "Indemnification Agreement" has the meaning set forth in Section 8.1.
1.58 "Indemnification Escrow Account" has the meaning set forth in Section 2.2(c)(i).
1.59 "Initial EBITDA - Lawn & Garden Segment" has the meaning set forth in Section 2.4(a)

        1.60    "Initial EBITDA - ITML Businesses" means the sum of US$18,333,333.00 less the EBITDA Shortfall; provided, however that the Initial EBITDA - ITML Businesses shall not be less than US$17,500,000.00.

1.61 "Initial Release Date" has the meaning set forth in Section 2.6(c).

        1.62    "Intellectual Property" means all of the following in any jurisdiction throughout the world: all information (whether or not protectable by patent, copyright or trade secret rights); all fictional business names, trade names, trademarks (including common-law trademarks), service marks, art work, packaging, plates, emblems, logos, internet domain names, insignia and copyrights, and other proprietary rights to various words, slogans, symbols, logos and trade dress, including all registrations and applications for any of the foregoing, and all goodwill associated therewith; all domestic and foreign patents, patent applications and invention disclosures, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by a Governmental Authority including any reissue, re-examination, extension, division, continuation or continuation-in-part of any of the foregoing; all copyrights, applications for copyright registration, copyright registrations and moral rights, in both published works and unpublished works; all right, title and interest of any Amalco Predecessor or Amalco in, to and under licenses, sublicenses or other agreements providing any right or concession to use any information or intellectual property; all inventions, improvements, discoveries, know-how, trade secrets and confidential or proprietary information, including, without limitation, rights in customer lists, technical information, data, process technology, plans, drawings, schematics, flow charts, blue prints, manufacturing processes, formulae, recipes, designs, systems, specifications, forms, technical manuals, computer and software programs, product information and development, work-in-progress; all other intellectual property rights (in whatever form or medium).

1.63 "Investments" means any equity interest, directly or indirectly, in any other Person.

        1.64    "ITML Businesses" means the businesses of Amalco and the Lone Star Companies and, in respect of any period(s) after the Closing Date, includes such businesses in whatever form they are conducted by any Person that is an Affiliate of Parent during such period(s).

1.65 "ITML Finance" has the meaning set forth in the recitals to this Agreement.
1.66 "ITML Horticultural" has the meaning set forth in the recitals to this Agreement.
1.67 "ITML Plastic" has the meaning set forth in the recitals to this Agreement.
1.68 "KeyBanc Capital Markets" has the meaning set forth in Section 4.21.
1.69 "Kord" has the meaning set forth in the recitals to this Agreement.

        1.70    "Lawn & Garden Segment" means the businesses of Parent's Dillen Products division, Listo Products, Ltd. subsidiary and Productivity California, Inc., and, in respect of any period(s) after the Closing Date, includes such businesses in whatever form they are conducted by any Person that is an Affiliate of Parent during such period(s).

        1.71    "Laws" means any federal, state, provincial, local or foreign laws, statutes, codes, ordinances, regulations, rules, rulings, orders or requirements, including, without limitation, any building, zoning or fire laws or codes, or other legally enforceable requirement of any Governmental Authority.

        1.72    "Leased Real Estate" means the real property leased by any of Amalco Predecessors or Amalco pursuant to the leases described on Schedule 1.72, together with all rights and appurtenances pertaining to such leasehold estates, including, but not limited to, any right or interest of any Amalco Predecessor or of Amalco in and to adjacent streets, alleys, right-of-ways, easements, railroad sidetrack agreements, utility agreements, and any other rights or benefits relating to the land and improvements or structures located on such real estate, specifically including all buildings, and including, but not limited to, any boiler systems, plumbing systems, sanitary systems, fuel oil systems, sprinkler systems, fire and security protection systems, heating, ventilating and air conditioning systems, electrical systems, lighting systems, wiring, temperature controls, loading docks, dock levelers, railroad spur tracks, cranes, and any other fixtures presently located thereon.

1.73 "Liens" means any mortgage, lien, security interest, hypothecation, Option, pledge, adverse claim, interest, Tax assessment, charge or other encumbrance.
1.74 "Lone Star" has the meaning set forth in the recitals to this Agreement.
1.75 "Lone Star Acquisition" has the meaning set forth in the recitals to this Agreement.
1.76 "Lone Star Companies" means Lone Star, Texon Polymer Group Inc., a Texas corporation, Kord USA Inc., a South Carolina corporation, WhiteRidge and Amerikan.
1.77 "Lone Star Purchase Agreement" means the agreement under which Parent purchases the Lone Star Companies from Seller.
1.78 "Lone Star Shares" has the meaning set forth in the recitals to this Agreement.
1.79 "Mandatory Retention Amount" has the meaning set forth in Section 2.6(d).

        1.80    "Material Adverse Effect" means any effect, individually or in the aggregate, that is materially adverse to the business, prospects, financial condition or results of operations of Amalco taken as a whole, other than any effect resulting from (i) general economic conditions or developments or changes therein, (ii) conditions in the industries in which Amalco operates, (iii) the announcement of this Agreement or the transactions contemplated hereby, (iv) the compliance by Seller or its Affiliates with any covenants and agreements contained in this Agreement, (v) any actions taken or omitted to be taken by or at the written request or with the written consent of Buyer.

        1.81    "Option" means any option, warrant, put, call, convertible or exchangeable security, subscription, preemptive right or voting trust or agreement, any agreement restricting sale or transfer, or other agreement or right of a similar nature.

1.82 "Orders" means any order, judgment, ruling, injunction, direction, demand, award, decree, or writ entered by or with any Governmental Authority.
1.83 "Owned Personalty" has the meaning set forth in Section 4.10(a).

        1.84    "Owned Real Estate" means parcels of land, together with buildings, structures and improvements located thereon, all rights and appurtenances pertaining to the foregoing, including, but not limited to, any right or interest in and to adjacent streets, alleys, right-of-ways, easements, railroad sidetrack agreements, utility agreements, and any other rights or benefits relating to the land and improvements or structures located on such real estate, including, but not limited to, any boiler systems, plumbing systems, sanitary systems, fuel oil systems, sprinkler systems, fire and security protection systems, heating, ventilating and air conditioning systems, electrical systems, lighting systems, wiring, temperature controls, loading docks, dock levelers, railroad spur tracks, cranes, and any other fixtures presently located thereon.

1.85 "Parent" has the meaning set forth in the preamble to this Agreement.

        1.86    "Parent's Knowledge" means the actual knowledge of the five (5) most senior officers of Parent, or which with reasonable diligence could reasonably be expected to be within the knowledge of such persons given their role or function.

1.87 "Pending Claim Amount" has the meaning set forth in Section 2.6(c).

        1.88    "Pension Plan" means each of the Benefit Plans that is a "Registered Pension Fund or Plan" as that term is defined in the Pension Benefits Act (Ontario) and subsection 248(1) of the Income Tax Act (Canada) or an equivalent plan under applicable legislation that governed an Amalco Predecessor or that governs Amalco, as listed on Schedule 4.12;

1.89 "Permits" means any license, permit, authorization, grant, approval, franchise, waiver, Consent, qualification or similar document or authority issued or granted by any Governmental Authority.
1.90 "Permitted Encumbrances" has the meaning set forth in Section 4.10(a).

        1.91    "Person" means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other entity or Governmental Authority.

1.92 "Pre-Closing Returns" has the meaning set forth in Section 6.12(a).
1.93 "Preliminary Assumed Indebtedness" has the meaning set forth in Section 2.2(e).
1.94 "Preliminary Assumed Indebtedness Statement" has the meaning set forth in Section 2.2(e).
1.95 "Preliminary Closing Cash" has the meaning set forth in Section 2.2(f)
1.96 "Preliminary Cash Statement" has the meaning set forth in Section 2.2(f)
1.97 "Preliminary Working Capital" has the meaning set forth in Section 2.2(d).
1.98 "Preliminary Working Capital Decrease" has the meaning set forth in Section 2.2(d)
1.99 "Preliminary Working Capital Increase" has the meaning set forth in Section 2.2(d).
1.100 "Preliminary Working Capital Statement" has the meaning set forth in Section 2.2(d).
1.101 "Proforma Combined Initial EBITDA" has the meaning set forth in Section 2.4(a)
1.102 "Purchase Price" has the meaning set forth in Section 2.2(a)
1.103 "Purchase Price Escrow Account" has the meaning set forth in Section 2.2(c)(ii).
1.104 "Purchase Price Escrow Statement" has the meaning set forth in Section 2.5(b).
1.105 "Real Estate" means all of the Owned Real Estate and Leased Real Estate.
1.106 "Related Party" has the meaning set forth in Section 4.9(h).

        1.107   "Release" means any spilling, spreading, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment of any Hazardous Substance.

1.108 "Release Agreement" has the meaning set forth in Section 3.2(g).
1.109 "Restrictive Covenant Agreement" has the meaning set forth in Section 3.2(h).
1.110 "Resulting EBITDA" has the meaning set forth in Section 2.4(b).

        1.111   "Retired Indebtedness" means the Indebtedness of Amalco or any Amalco Predecessor set out in Schedule 1.111(a), including any prepayment penalties, premiums or charges in respect thereof, determined as of the Closing Date, which will be paid out at Closing.

1.112 "Seller" has the meaning set forth in the preamble to this Agreement.

        1.113   "Seller's Knowledge" means the actual knowledge of Kees Hensen, Kleis Hensen, Ed Hensen, John Hensen or Rob Duncan, or which with reasonable diligence could reasonably be expected to be within the knowledge of such persons given their present or historical role or function with Seller; provided however, that the knowledge of Rob Duncan shall include only the actual knowledge of Rob Duncan since April 4, 2006 or any knowledge (whether before or after April 4, 2006) that Rob Duncan could reasonably be expected to have discovered with reasonable diligence as a result of his function with Seller.

        1.114   "Subsidiaries" of any Person means any other Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such other Person are at the time owned, directly or indirectly, by such first Person, by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

1.115 "Subsidiary Shares" has the meaning set forth in Section 4.6.

        1.116   "Survivorco" means ITML Products Inc., an Ontario corporation to be formed as of the Closing Date (immediately after the closing of the transactions contemplated by this Agreement) through the amalgamation of Buyer and Amalco. In the event that such amalgamation does not occur, any reference herein to Survivorco shall be deemed to be a reference to Buyer.

1.117 "Target Contracts" has the meaning set forth in Section 4.13.
1.118 "Target IP" means any Intellectual Property owned by any Amalco Predecessor or Amalco.
1.119 "Target Working Capital" means Canadian $59.6 million at the Closing.
1.120 "Tax Act" means the Income Tax Act (Canada) and the regulations promulgated thereunder,including the effect of any applicable tax treaty.

        1.121   "Tax" or "Taxes" means any and all taxes, including, without limitation, any domestic or foreign federal, provincial, state or local income, franchise, business, capital, occupation, sales/use, goods and services, manufacturer's excise, payroll, withholding, employment and unemployment, employer health, Canada Pension Plan/Quebec Pension Plan and employment insurance premiums, gross receipts, profits, social security, transfer, land transfer, registration, value added, alternative or add-on minimum, estimated, and personal and real property taxes and assessments (both general and special) and all other taxes or charges (including all interest, penalties, fines and additions to Tax) measured, assessed, levied, imposed or collected by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, as a result of being a member of a combined, consolidated, unitary, or affiliated group, a contractual obligation or otherwise.

        1.122   "Tax Refunds" means (i) all refunds of Corporate Taxes payable to Amalco or any of the Amalco Predecessors in respect of taxable periods which end prior to, or on the Closing Date and (ii) any other amounts payable to Amalco or any of the Amalco Predecessors in respect of taxable periods which end prior to, or on the Closing Date as the result of the utilization of credits in a Tax Return in respect of Corporate Taxes for a taxable period ending prior to, or on the Closing Date.

1.123 "Tax Returns" means all Tax returns (including information returns), statements, forms, elections, amendments, schedules and reports relating to Taxes.
1.124 "Tower Entities" means ITML Nevada Partnership, a Nevada limited partnership, ITML Nova Scotia Corp., a Nova Scotia unlimited liability company and ITML LLC, a Nevada limited liability company.
1.125 "WhiteRidge" means WhiteRidge Plastics, LLC, a North Carolina limited liability company.
1.126 "Working Capital" has the meaning set forth in Schedule 2.2(d)
1.127 "Year-End Financial Statements" has the meaning set forth in Section 4.8.
1.128 "2006 Adjusted EBITDA" has the meaning set forth in Section 2.5(b).
1.129 "2006 Financial Statements" has the meaning set forth in Section 4.8.
ARTICLE II SALE AND PURCHASE OF SHARES

        2.1     Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign and transfer, or cause its Affiliates to sell, assign and transfer, the Amalco Shares to Buyer, and Buyer shall purchase the Amalco Shares, free and clear of all Liens.

2.2 Purchase Price.

                     (a)     In full consideration for the Amalco Shares and subject to adjustment as provided in Section 2.3 and Section 2.4, at the Closing, Buyer shall pay to Seller an aggregate amount in cash equal to (A) US$80.08 Million for the Amalco Shares; minus (B) the aggregate amount of the Retired Indebtedness; minus (C) the aggregate amount of the Preliminary Assumed Indebtedness of Amalco; plus (D) the aggregate amount of the Preliminary Closing Cash of Amalco; plus or minus (E) the Preliminary Working Capital Increase or the Preliminary Working Capital Decrease of Amalco and the Lone Star Companies, if any, as applicable; plus (F) the Approved CapEx Amount; (the resulting amount is referred to as the "Purchase Price").

                     (b)     Not less than 5 days prior to the Closing Date, Seller shall obtain from each obligee to the Retired Indebtedness, and in any event any secured party set forth on Schedule 1.111(b), a payoff letter and/or Lien release letter. Such letter shall include (i) the total amount of Indebtedness (including all principal, interest, premium, prepayment penalties and other fees owing on such amounts) owed by Amalco to such obligee as of the date of the letter and a per diem amount through the Closing Date, (ii) payment instructions for wire transfer of such amount on the Closing Date, and (iii) if applicable, confirmation that the obligee shall terminate any PPSA filings relating to such Indebtedness upon payment of the amount specified in such letter. For purposes of determining the deduction for Retired Indebtedness in Section 2.2(a) above, the amount of Retired Indebtedness set forth in each payoff letter shall be converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date.

(c) On the Closing Date:

                                 (i)     US$5 Million of the Purchase Price shall be paid by Buyer to CIBC Mellon Trust Company (the "Escrow Agent") to be held in an escrow account (the "Indemnification Escrow Account") pursuant to the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit A the ("Escrow Agreement") for the purpose of payment of any indemnification claim(s) owed by Seller or its Affiliates pursuant to the Indemnification Agreement;

                                 (ii)    US$3.6365 Million of the Purchase Price shall be paid by Buyer to the Escrow Agent) to be held in an escrow account (the "Purchase Price Escrow Account") pursuant to the terms of the Escrow Agreement for the purpose of payment of purchase price adjustment set forth in Section 2.5;

                                 (iii)   the remainder of the Purchase Price shall be paid by Buyer, or by Parent on behalf of Buyer, to Seller by wire transfer of immediately available funds, to an account or accounts designated by Seller not less than 5 days prior to the Closing Date; and

                                 (iv)    the aggregate amount of Retired Indebtedness shall be paid by Buyer, on behalf of Amalco, directly to each obligee thereof in accordance with the payoff letters provided pursuant to Section 2.2(b) above by wire transfer of immediately available funds, to an account or accounts designated by such obligee in such letter.

                     (d)     Not less than 5 days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a working capital statement (the "Preliminary Working Capital Statement"), setting forth the pro forma calculation of the aggregate estimated amount of Working Capital of Amalco and the Lone Star Companies, on a combined basis, as of the Closing Date, (the "Preliminary Working Capital"). The Preliminary Working Capital Statement is to be prepared in accordance with Canadian GAAP applied on a consistent basis and the items set forth on Schedule 2.2(d). If the Preliminary Working Capital is less than the Target Working Capital, then the Purchase Price to be paid by Buyer on the Closing Date will be decreased by the amount of such shortfall (a "Preliminary Working Capital Decrease"). If the Preliminary Working Capital is greater than the Target Working Capital, then the Purchase Price to be paid by Buyer on the Closing Date will be increased by the amount of such excess (a "Preliminary Working Capital Increase"). In either case, the amount of the shortfall or the amount of the excess shall be converted to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date.

                     (e)     Not less than 5 days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement (the "Preliminary Assumed Indebtedness Statement") setting forth an estimate of the aggregate amount of the Assumed Indebtedness of Amalco to be outstanding as of the Closing Date (the "Preliminary Assumed Indebtedness"), the obligees of such Indebtedness and the respective estimated amounts owed to each. The amount of the Preliminary Assumed Indebtedness shall be converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date.

                     (f)     Not less than 5 days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement (the "Preliminary Cash Statement") setting forth an estimate of the aggregate amount of Cash and Cash Equivalents of Amalco to be outstanding as of the Closing Date (the "Preliminary Closing Cash"), the accounts and/or locations of such Cash and Cash Equivalents and the respective estimated amounts set forth in each account and/or location. The amount of the Preliminary Closing Cash shall be converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date.

2.3 Purchase Price Adjustment

                     (a)     Working Capital Statement. Within 90 days after the Closing Date, Survivorco shall cause to be prepared and delivered to Seller a draft working capital statement (the "Final Working Capital Statement"), setting forth the calculation of the aggregate actual amount of Working Capital of Amalco and the Lone Star Companies, on a combined basis, as of the Closing Date (the "Final Working Capital"). The Final Working Capital Statement is to be prepared in accordance with Canadian GAAP applied on a consistent basis and Schedule 2.2(d).

                     (b)     Assumed Indebtedness Statement. Within 90 days after the Closing Date, Survivorco shall cause to be prepared and delivered to Seller a draft statement (the "Final Assumed Indebtedness Statement"), setting forth the actual aggregate amount of Assumed Indebtedness of Amalco that was outstanding as of the Closing Date (the "Final Assumed Indebtedness") converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date.

                     (c)     Closing Cash Statement. Within 90 days after the Closing Date, Survivorco shall cause to be prepared and delivered to Seller a draft statement (the "Final Closing Cash Statement"), setting forth the actual aggregate amount of Cash and Cash Equivalents of Amalco that was outstanding as of the Closing Date (the "Final Closing Cash") converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date.

                     (d)     Dispute. Within 30 days following receipt by Seller of the draft Final Working Capital Statement, the draft Final Assumed Indebtedness Statement or the draft Final Closing Cash Statement (each an "Adjustment Statement"), Seller shall deliver written notice to Survivorco of any dispute it has with respect to the preparation or content of such Adjustment Statement. If Seller does not notify Survivorco of a dispute with respect to an Adjustment Statement within such 30-day period, such Adjustment Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Survivorco and Seller shall negotiate in good faith to resolve such dispute. If Survivorco and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after Seller advises Survivorco of its objections, then Survivorco and Seller jointly shall engage the Arbitration Firm to resolve such dispute. As promptly as practicable thereafter, but in no event later than 20 days after the Arbitration Firm has notified Survivorco and Seller it has accepted the engagement and settled any outstanding terms of reference or procedure, Survivorco and Seller shall each prepare and submit a presentation to the Arbitration Firm and the other party. As soon as practicable thereafter, but in no event later than 10 days thereafter, Survivorco and Seller may submit to the Arbitration Firm and the other party a response to the other party's presentation. Survivorco and Seller shall cause the Arbitration Firm as soon as practicable thereafter to determine the Final Working Capital, the Final Assumed Indebtedness and/or the Final Closing Cash having regard to the terms of this Agreement and the presentations of the parties. All determinations made by the Arbitration Firm, including matters of procedure to be followed if not provided for herein, will be final, conclusive and binding on the parties. The determination so made by the Arbitration Firm shall be incorporated into the Final Working Capital Statement, the Final Assumed Indebtedness Statement and/or the Final Closing Cash Statement.

                     (e)     Access. For purposes of complying with the terms set forth in this Section 2.3, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Adjustment Statements and the resolution of any disputes thereunder.

(f) Working Capital Adjustment.

                                 (i)     If the Final Working Capital (as finally determined pursuant to Section 2.3(d)) is less than the Preliminary Working Capital, then the Purchase Price will be adjusted downward by the amount of such shortfall, and Seller shall pay to Survivorco an amount of cash equal to such shortfall by wire transfer of immediately available funds to an account or accounts designated in writing by Survivorco. Such payment is to be made within 5 Business Days of the date on which the Final Working Capital is finally determined pursuant to Section 2.3(d), shall include interest thereon at the rate of 5% per annum, calculated from the Closing Date to the date of payment and shall be converted to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the date of payment.

                                 (ii)    If the Final Working Capital (as finally determined pursuant to Section 2.3(d) is greater than the Preliminary Working Capital, then the Purchase Price will be adjusted upward by the amount of such excess, and Survivorco shall pay to Seller an amount in cash equal to such excess by bank wire transfer of immediately available funds to an account designated in writing to Survivorco by Seller. Such payment is to be made within 5 Business Days from the date on which the Final Working Capital is finally determined pursuant to Section 2.3(d)), shall include interest thereon at the rate of 5% per annum, calculated from the Closing Date to the date of payment and shall be converted to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the date of payment.

(g) Assumed Indebtedness Adjustment.

                                 (i)     If the Final Assumed Indebtedness (as finally determined pursuant to Section 203(d)) is greater than the Preliminary Assumed Indebtedness, then the Purchase Price will be adjusted downward by the amount of such excess, and Seller shall pay to Survivorco an amount of cash equal to such excess by wire transfer of immediately available funds to an account or accounts designated in writing by Survivorco. Such payment is to be made within 5 Business Days of the date on which the Final Assumed Indebtedness is finally determined pursuant to Section 2.3(d) and shall include interest thereon at the rate of 5% per annum, calculated from the Closing Date to the date of payment. The amount of such excess shall be converted to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the date of payment.

                                 (ii)    If the Final Assumed Indebtedness (as finally determined pursuant to Section 2.3(d)) is less than the Preliminary Assumed Indebtedness, then the Purchase Price will be adjusted upward by the amount of such shortfall, and Survivorco shall pay to Seller an amount in cash equal to such shortfall by bank wire transfer of immediately available funds to an account designated in writing to Survivorco by Seller. Such payment is to be made within 5 Business Days from the date on which the Final Assumed Indebtedness is finally determined pursuant to Section 2.3(d) and shall include interest thereon at the rate of 5% per annum, calculated from the Closing Date to the date of payment. The amount of such shortfall shall be converted to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the date of payment.

h) Closing Cash Adjustment.

                                 (i)     If the Final Closing Cash (as finally determined pursuant to Section 2.3(d)) is greater than the Preliminary Closing Cash, then the Purchase Price will be adjusted upward by the amount of such excess, and Survivorco shall pay to Seller an amount of cash equal to such excess by bank wire transfer of immediately available funds to an account or accounts designated in writing by Seller. Such payment is to be made within 5 Business Days of the date on which the Final Closing Cash is finally determined pursuant to Section 2.3(d) and shall include interest thereon at the rate of 5% per annum, calculated from the Closing Date to the date of payment. The amount of such excess shall be converted to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the date of payment.

                                 (ii)     If the Final Closing Cash (as finally determined pursuant to Section 2.3(d)) is less than the Preliminary Closing Cash, then the Purchase Price will be adjusted downward by the amount of such shortfall, and Seller shall pay to Survivorco an amount in cash equal to such shortfall by bank wire transfer of immediately available funds to an account designated in writing by Survivorco. Such payment is to be made within 5 Business Days from the date on which the Final Closing Cash is finally determined pursuant to Section 2.3(d) and shall include interest thereon at the rate of 5% per annum, calculated from the Closing Date to the date of payment. The amount of such shortfall shall be converted to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the date of payment.

                     (i)     In the event that after the Closing Date Survivorco receives any Tax Refunds, Survivorco shall promptly upon receiving the cash benefit of such Tax Refunds (whether as a cash payment or a credit against Tax liability for a taxable period beginning after the Closing Date) forward the amount of such cash benefit (net of Tax liability to Survivorco in respect of taxable periods beginning after the Closing Date) to Seller by bank wire transfer of immediately available funds to an account designated in writing by Seller. If any portion of a Tax Refund is later reversed on audit or otherwise, Seller shall pay Survivorco the amount of cash previously received by Seller on account of such Tax Refund, together with the amount of any Losses (as defined in the Indemnification Agreement) that Survivorco incurred in connection with such reversal. Any payments of such cash benefits arising from Tax Refunds to Seller shall be treated as adjustments to the Purchase Price to the extent permitted by applicable Law.

(j) Any indemnification payment made pursuant to the Indemnification Agreement by a party to this Agreement will be treated as an adjustment to the Purchase Price.

                     (k)     Purchase Price Memorandum. Following the determination of each of the adjustments to the Purchase Price provided for in Sections 2.3(f), 2.3(g), 2.3(h), 2.3(i) and 2.3(j) hereof, the parties shall execute a memorandum setting out i) the adjustments so determined, ii) the Purchase Price after adjustment and iii) the means by which the adjustment to the Purchase Price was satisfied.

        2.4     Earn-Out  In addition to the amounts specified in Section2.2, Seller shall be entitled to receive as additional consideration for the purchase of the Amalco Shares an earn-out payment determined in accordance with the following calculation and subject to the additional terms set forth in this Section 2.4:

                     (a)     Pro-forma Combined Initial EBITDA. On or before February 28, 2007, Parent shall cause to be prepared and delivered to Seller a draft statement setting forth (i) the Initial EBITDA - ITML Businesses, (ii) the EBITDA for the Lawn & Garden Segment for the twelve month period ended December 31, 2006 (the "Initial EBITDA - Lawn & Garden Segment"), and (iii) the aggregate combined amount of the Initial EBITDA - ITML Businesses and the Initial EBITDA - Lawn & Garden Segment (the amount calculated pursuant to clause (iii) being referred to as the "Pro-forma Combined Initial EBITDA"). For purposes of calculating the Initial EBITDA - Lawn & Garden Segment, EBITDA shall be prepared in accordance with GAAP, except that such EBITDA calculation shall i) exclude any charges that are not associated directly with the Lawn & Garden Segment, such as management fees or corporate overhead charges of Parent not associated with actual costs assessed to operating subsidiaries of Parent (for clarification purposes, this calculation will include overhead charges of Parent that are directly associated with actual costs assessed to operating subsidiaries of Parent (for example, but not by way of limitation, healthcare costs)) and ii) exclude restructuring charges relating to the Lawn & Garden Segment booked in calendar year 2006. Schedule 0 sets forth an agreed upon metric for determining Initial EBITDA -Lawn & Garden Segment.

                     (b)     Resulting EBITDA. On or before February 28, 2009, Parent shall cause to be prepared and delivered to Seller a draft statement of the pro-forma EBITDA for the combined Lawn & Garden Segment and the ITML Businesses for the twelve month period ended December 31, 2008 (the "Resulting EBITDA"). The Resulting EBITDA is to be prepared in accordance with GAAP applied on a consistent basis, provided, however, that Resulting EBITDA for purposes of this calculation shall i) exclude any charges of Parent or its Affiliates that are not associated directly with the Lawn & Garden Segment, such as management fees or corporate overhead charges of Parent not associated with actual costs assessed to operating subsidiaries of Parent (for clarification purposes, this calculation will include overhead charges of Parent that are directly associated with actual costs assessed to operating subsidiaries of Parent (for example, but not by way of limitation, healthcare costs)), ii) exclude restructuring charges relating to the Lawn & Garden Segment booked in calendar year 2008, iii) exclude any revenue, expenses or other results of operations to the extent relating to any acquisitions by Parent or its Affiliates after the Closing Date that are integrated into the Lawn & Garden Segment prior to December 31, 2008, iv) include pro-forma revenue, expenses or other results of operations of any part of the Lawn & Garden Segment or the ITML Businesses that has been transferred to or from another Affiliate of Parent, v) record all inter-company transactions between (A) the Lawn & Garden Segment and/or the ITML Businesses, and (B) other Affiliates of Parent, at fair market selling prices, and vi) include pro-forma revenue, expenses or other results of operations to the extent relating to any divestitures of operations in the Lawn & Garden Segment by Parent or its Affiliates after the Closing Date and prior to December 31, 2008. Schedule2.4(b) sets forth an agreed upon metric for determining the Resulting EBITDA.

                     (c)     Dispute. Within 30 days following receipt by Seller of the draft statement of Pro-forma Combined Initial EBITDA or the draft statement of Resulting EBITDA (each in this subparagraph (c) a "Statement"), Seller shall deliver written notice to Parent of any dispute it has with respect to the preparation or content of such Statement. If Seller does not notify Parent of a dispute with respect to a Statement within such 30-day period, such Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Parent and Seller shall negotiate in good faith to resolve such dispute. If Parent and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after Seller advises Parent of its objections, then Parent and Seller jointly shall engage the Arbitration Firm to resolve such dispute. As promptly as practicable thereafter, but in no event later than 20 days after the Arbitration Firm has notified Parent and Seller it has accepted the engagement and settled any outstanding terms of reference or procedure, Parent and Seller shall each prepare and submit a presentation to the Arbitration Firm and the other party. As soon as practicable thereafter, but in no event later than 10 days thereafter, Parent and Seller may submit to the Arbitration Firm and the other party a response to the other party's presentation. Parent and Seller shall cause the Arbitration Firm as soon as practicable thereafter to determine the Pro-forma Combined Initial EBITDA or the Resulting EBITDA, as the case may be, having regard to the terms of this Agreement and the presentations of the parties. All determinations made by the Arbitration Firm, including matters of procedure to be followed if not provided for herein, will be final, conclusive and binding on the parties. The amount so determined by the Arbitration Firm of the Pro-forma Combined Initial EBITDA or the Resulting EBITDA, as the case may be, shall be applied to determine the Canadian Earn-Out Amount in Section 2.4(e).

                     (d)     Access. For purposes of complying with the terms set forth in this Section 2.4, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Pro-forma Combined Initial EBITDA and Resulting EBITDA and the resolution of any disputes thereunder.

                     (f)     Earn-Out Calculation. Upon determination of the Pro-forma Combined Initial EBITDA and the Resulting EBITDA (each as finally determined pursuant to Section 2.4(c)) if the Resulting EBITDA exceeds the Pro-forma Combined Initial EBITDA, then Survivorco shall pay to Seller an amount equal to the result of the following formula (such result, the "Canadian Earn-Out Amount"): the product of (A) the Resulting EBITDA less the Pro-forma Combined Initial EBITDA, multiplied by (B) six (6), and further multiplied by two hundred twenty five one-thousands (0.225) multiplied by (C) eight elevenths (0.7273). Survivorco shall pay to Seller an amount of cash equal to the Canadian Earn-Out Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Seller. Such payment is to be made on the later of (x) March 31, 2009 or (y) within 5 Business Days of the date on which the Pro-forma Combined Initial EBITDA and the Resulting EBITDA are finally determined pursuant to Section 2.4(c). Such payment shall bear interest at 5% per annum from March 31, 2009 to the date of payment. If the Resulting EBITDA does not exceed the Pro-forma Combined Initial EBITDA, then no earn-out payment shall be due from Survivorco to Seller pursuant to this Section 2.4. From and after the date of payment of the Canadian Earn-Out Amount, if any, the term Purchase Price as used in this Agreement shall include such amount.

2.5 Purchase Price Escrow

                     (a)     The funds deposited into the Purchase Price Escrow Account pursuant to Section 2.2(c)(ii) shall be retained by the Escrow Agent until Parent and Seller shall give the Escrow Agent joint written instructions providing for its release.

                     (b)     Within 30 days following receipt by Parent of audited consolidated financial statements of ITML Plastic for the year ended October 31, 2006, Parent shall cause to be prepared and delivered to Seller a draft statement (the "Purchase Price Escrow Statement") setting forth (i) the consolidated EBITDA of ITML Plastic for the year ended October 31, 2006 less any Canadian Scientific Research and Experimental Development tax credits claimed by the Amalco Predecessors in the fourth quarter of the year ended October 31, 2006 (the "2006 Adjusted EBITDA"), (ii) the amount by which the 2006 Adjusted EBITDA is less than Canadian $16.8 million, if any, and converted to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date, (the "EBITDA Shortfall") and (iii) a calculation of (A) the EBITDA Shortfall multiplied by (B) six and three tenths (6.3) multiplied by (C) eight elevenths (0.7273) (such calculated amount the "Canadian EBITDA Price Reduction"). In the event that Seller disagrees with any of the information set forth in the Purchase Price Escrow Statement, Parent and Seller shall resolve any such disagreement through the procedures and in the time frames set forth in Section 2.3(d).

                     (c)     Upon final determination of the Canadian EBITDA Price Reduction pursuant to Section 2.5(b), Parent and Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Purchase Price Escrow Account (i) to Survivorco an amount equal to the Canadian EBITDA Price Reduction, less half of any fees and costs of the Escrow Agent relating to the Purchase Price Escrow Account, and (ii) to Seller an amount equal to the resultant of US$3.6365 Million less the Canadian EBITDA Price Reduction, and less the remaining half of any fees and costs of the Escrow Agent relating to the Purchase Price Escrow Account. The Escrow Agent shall be instructed to close the Purchase Price Escrow Account upon release of all funds held in such account. From and after the date of payment of the Canadian EBITDA Price Reduction to Survivorco, if any, the term Purchase Price as used in this Agreement shall be reduced by such amount.

2.6 Indemnification Escrow

                     (a)     The funds deposited into the Indemnification Escrow Account pursuant to Section 2.2(c)(i) shall be retained by the Escrow Agent either until Parent and Seller shall give the Escrow Agent joint written instructions providing for its release or until Escrow Agent is authorized to release such funds in accordance with Section 2.4(c) of the Escrow Agreement.

                     (b)     Upon final resolution by Parent and Seller of any Claim Notice (as defined in the Indemnification Agreement), Parent and Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Indemnification Escrow Account to Survivorco, or the party specified in such instructions, the amount of any Losses set forth in such Claim Notice.

                     (c)     Subject to Section 2.6(d) below, on March 31, 2008 (the "Initial Release Date"), Parent and Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Indemnification Escrow Account, all funds, if any, remaining in the Indemnification Escrow Account (i) less an amount equal to the aggregate face amount of all Claim Notices (as defined in the Escrow Agreement) received by the Escrow Agent and not resolved prior to such date (a "Pending Claim Amount") and (ii) less the Mandatory Retention Amount (as defined below).

                     (d)     Notwithstanding Section 2.6(c) above, on the Initial Release Date the Indemnification Escrow Account shall have no less than US$4.2 Million (such amount, the "Mandatory Retention Amount") in funds plus all then Pending Claim Amounts. In the event that the funds in the Indemnification Escrow Account as of the Initial Release Date is less than the Mandatory Retention Amount, either (i) Survivorco and Parent shall be entitled to direct such amount of the Canadian Earn-Out Amount as necessary to make the funds in the Indemnification Escrow Account equal to the Mandatory Retention Amount be deposited in the Indemnification Escrow Account at the time of payment of the Canadian Earn-Out Amount, if any, or (ii) Seller shall promptly deposit into the Indemnification Escrow Account such amount as necessary to make the funds in the Indemnification Escrow Account equal the Mandatory Retention Amount.

                     (e)     On the dates set forth in Schedule 2.6(e), Parent and Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Indemnification Escrow Account to Seller the amount specified on Schedule 2.6(e) to be released as of such date; provided, however, that no amount shall be released from the Indemnification Escrow Account as of such date unless the aggregate amount of all funds remaining in the Indemnification Escrow Account as of such date after release of such amount would equal or exceed the "Remaining Liability Amount" as set forth on Schedule 2.6(e) for such date; provided further, that if Seller provides Parent with evidence of Seller's actual payment of a tax liability for which an escrow amount was still retained in the Indemnification Escrow Account in accordance with Schedule 2.6(e), then Parent and Seller shall release such amount from the Indemnification Escrow Account prior to the scheduled release date.

                     (f)     On December 31, 2011, the Escrow Agent shall be authorized to disburse, without joint instructions from Parent and Seller, to the account of Seller designated in writing to the Escrow Agent for such purpose, all funds remaining in the Indemnification Escrow Account (i) less half of the outstanding fees and costs of the Escrow Agent relating to the Indemnification Escrow Account and (ii) less all Pending Claim Amounts. Buyer shall pay the remaining half of any outstanding fees and costs of the Escrow Agent relating to the Indemnification Escrow Account.

ARTICLE III CLOSING AND DELIVERIES

        3.1     Closing The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Benesch, Friedlander, Coplan & Aronoff LLP, 2300 BP Tower, 200 Public Square, Cleveland, Ohio 44114, at 10:00 a.m., local time, on January 9, 2007, or on such other date or at such other time and place as the parties shall mutually agree in writing (the "Closing Date"). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2 Deliveries by Seller At the Closing, Seller shall deliver or cause to be delivered to Buyer the following items:
(a) One or more certificates representing the Amalco Shares, accompanied by duly executed stock powers in proper form for transfer to Buyer;

                     (b)     A certificate from the Ministry of Consumer and Business Services of the Province of Ontario certifying as to the good standing as of the most recent practicable date of Seller in the Province of Ontario;

                     (c)     Certificates from the appropriate Governmental Authority in each province of Canada where Amalco (or any Amalco Predecessor) is (or was) organized or qualified to do business certifying as to the good standing as of the most recent practicable date of such company in such jurisdiction;

                     (d)     A certificate of the Secretary of Seller, given by him or her on behalf of Seller and not in his or her individual capacity, attaching a copy of the Articles of Incorporation and bylaws of Seller and resolutions of the board of directors of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and certifying that such documents are in full force and effect and have not been rescinded, modified or amended;

                     (e)     A certificate from an officer of Seller, given by him or her on behalf of Seller and not in his or her individual capacity, to the effect that as of the Closing Date the conditions set forth in Sections7.3(a), 7.3(b), 7.3(c), 7.3(d), 7.3(e) and 7.3(f) have been satisfied;

                     (f)     A certificate of a financial or accounting officer of Seller, given by him or her on behalf of Seller and not in his or her individual capacity, certifying as of the Closing Date as to the aggregate amounts of Preliminary Assumed Indebtedness, Preliminary Working Capital and Preliminary Closing Cash;

                     (g)     Executed counterparts by Seller and its Affiliates of the Release Agreement entered into among Seller and its Affiliates, on the one hand, and Amalco and the Lone Star Companies, on the other hand, effective as of the Closing Date and substantially in the form attached hereto as Exhibit B (the "Release Agreement"), whereby such parties, on behalf of themselves and their Affiliates, release the other parties from any claims existing on the Closing Date or arising out of actions prior to the Closing Date;

                     (h)     Executed counterparts by Seller and its Affiliates of the Restrictive Covenant Agreement entered into among Seller and its Affiliates, on the one hand, and Parent, Buyer, Amalco and the Lone Star Companies, on the other hand, effective as of the Closing Date and substantially in the form attached hereto as Exhibit D (the "Restrictive Covenant Agreement"), whereby such parties, on behalf of themselves and their Affiliates agree to abide by certain non-competition, non-solicitation and confidentiality provisions;

(i) An executed counterpart by Seller of the Escrow Agreement;
(j) An executed counterpart by Seller of the Indemnification Agreement; and

                     (k)     The original minute books of Amalco and of each of the Amalco Predecessors including all resolutions of the board of directors and shareholders and all registers of directors, officers and shareholders and the corporate seal of each such company.

3.3 Deliveries by Buyer. At the Closing, Buyer and Parent shall deliver or cause to be delivered to Seller the following items:
(a) The Purchase Price, paid by wire transfer of immediately available funds to Seller and the Escrow Agent in accordance with Section 2.2;

                     (b)     A certificate from the Ministry of Consumer and Business Services of the Province of Ontario certifying as to the good standing as of the most recent practicable date of Buyer in the Province of Ontario;

                     (c)     A certificate of the Secretary of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, attaching a copy of the Articles of Incorporation and Bylaws of Buyer and resolutions of the board of directors of Buyer approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and certifying that such documents are in full force and effect and have not been rescinded, modified or amended;

(d) A certificate from the Secretary of State of Ohio certifying as to the good standing as of the most recent practicable date of Parent in the State of Ohio.

                     (e)     A certificate of the Secretary of Parent, given by him or her on behalf of Parent and not in his or her individual capacity, attaching a copy of the resolutions of the board of directors of Parent approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and certifying that such documents are in full force and effect and have not been rescinded, modified or amended.

                     (f)     A certificate from an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that as of the Closing Date the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;

(g) An executed counterpart by Amalco and each Lone Star Company of the Release Agreement;
(h) An executed counterpart by Buyer, Parent, Amalco and each Lone Star Company of the Restrictive Covenant Agreement;
(i) An executed counterpart by Buyer and Parent of the Escrow Agreement;
(j) An executed counterpart by Buyer and Parent of the Indemnification Agreement.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF Seller
Seller represents and warrants to Buyer as of the date of this Agreement, and as of the Closing Date, as follows:

        4.1     Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario, Canada with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Amalco is an entity duly organized, validly existing and in good standing under the Laws of the Province of Ontario with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted including with respect to the Amalco Predecessors. Amalco is and as at the time of the Amalgamations each Amalco Predecessor was duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased, used or operated by it or in which the nature of the conduct of its business requires (or required) it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 4.1 sets forth each jurisdiction in which each Amalco Predecessor was and Amalco is qualified to do business and whether each such entity is in good standing as of the date of this Agreement in such jurisdictions.

        4.2     Authorization, Validity and Effect. Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller has been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity).

        4.3     Capitalization. The authorized capital stock of Amalco consists of an unlimited number of Class A Special Shares and an unlimited number of common shares of which, as of the date of this Agreement, 1,000,000 common shares are issued and outstanding. All of the Amalco Shares have been duly authorized, validly issued and are fully paid and nonassessable. The Amalco Shares have not been issued in violation of, and are not subject to, any Options. There are no authorized or outstanding Options under which Amalco may be obligated to issue or sell any shares of capital stock or any other securities of Amalco. The Amalco Shares represent the only issued and outstanding shares of capital stock or securities of Amalco. There are no agreements, commitments or contracts relating to the issuance, sale or transfer of any equity securities or other securities of Amalco. The issuance and sale of the Amalco Shares by Amalco have been in compliance with all applicable Laws including all securities Laws of the Province of Ontario.

        4.4     Amalco and Amalgamations. The authorized capital and the only issued and outstanding securities of the Amalco Predecessors immediately prior to the Amalgamations consisted of the following (the "Amalco Predecessors Shares"):

Amalco Predecessor	Authorized Capital	Issued Capital
Initial Amalco	unlimited number of Class A special shares and Common shares	1,000,000 Common shares
ITML Finance	Unlimited number of Class A special shares and Common shares	One Common share
ITML Plastic	unlimited number of Class A special shares and Common shares	1,000,000 Common shares
ITML Horticultural	4,000 Class A preference shares 6,000 Class B preference shares 20,000 Common shares	6,057 Common shares
Kord	unlimited number of Class A shares, Class B shares, Class C shares and Common shares:	2,000 Common shares
Dekka	an unlimited number of special shares and Common shares	500 Common shares

          The Amalco Predecessors Shares were not issued in violation of, and were not, at the date of the Amalgamations, subject to, any Options. There were not, at the date of the Amalgamations, any authorized or outstanding Options under which an Amalco Predecessor could have been obligated to issue or sell any shares of capital stock or any other securities of such Amalco Predecessor. At the date of the Amalgamations the Amalco Predecessors shares represented the only issued and outstanding shares of capital stock or securities of any Amalco Predecessor. At the date of the Amalgamations, there were no agreements, commitments or contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Amalco Predecessor. The issuance and sale of the Amalco Predecessor Shares by each Amalco Predecessor was made in compliance with all applicable Laws including all securities Laws of the Province of Ontario. The Amalgamations were completed in accordance with the Business Corporations Act (Ontario). At the date of the Amalgamations each of the Amalco Predecessors and, following the Amalgamations, Amalco, was able to pay its liabilities as they became due and the realizable value of such company's assets was not less than the aggregate of its liabilities and stated capital of all classes. No creditor of an Amalco Predecessor was prejudiced by the Amalgamations.

        4.5     Title. Seller (a) is the record and beneficial owner of all of the Amalco Shares, (b) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Amalco Shares to Buyer, and (c) has valid title to all of the Amalco Shares free and clear of all Liens (other than Liens, if any, set forth on Schedule 4.5 which shall be released at the Closing and Liens set forth on Schedule 4.10(a) that will remain outstanding after the Closing). Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer shall acquire valid title to the Amalco Shares, free and clear of all Liens. In lieu of a discharge of the PPSA filings at Closing of the Liens set forth in Schedule 4.5 in favour of Bank of Montreal, Buyer shall accept a letter from the said bank confirming that it claims no security interest in the Amalco Shares.

        4.6     Subsidiaries and Investments. Schedule 4.6 sets forth a listing of the authorized (if applicable) and issued and outstanding capital stock or equity of each Subsidiary of Amalco and the holder thereof. Except as set forth on Schedule 4.6, Amalco owns all of the issued and outstanding shares of capital stock or equity of each Subsidiary (collectively, the "Subsidiary Shares"), free and clear of all Liens. All of the Subsidiary Shares have been duly authorized, validly issued and are fully paid and nonassessable. The Subsidiary Shares have not been issued in violation of, and are not subject to, any Options. There are no authorized or outstanding Options under which any Subsidiary may be obligated to issue or sell any shares of capital stock or any other securities of such Subsidiary. The Subsidiary Shares represent the only issued and outstanding shares of capital stock or securities of such Subsidiary. There are no agreements, commitments or contracts relating to the issuance, sale or transfer of any equity securities or other securities of such Subsidiary. ITML Finance existed solely as a holding company and never conducted any operations, held any assets or was subject to any liabilities other than a 0.01% ownership interest of IMTL Nevada Partnership, a Nevada limited partnership.

4.7 No Conflict; Required Filings and Consents

                     (a)     Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provision of either Seller's or Amalco's Articles of Incorporation or Bylaws or comparable organizational documents, (ii) except as set forth on Schedule 4.7(a)(ii), violate, conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or give rise to (with the giving of notice, the passage of time or otherwise) any right of a Person to terminate, cancel, accelerate, modify or call a default with respect to, or result in the creation or imposition of any Lien upon the Amalco Shares or any property or assets of Amalco pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Seller or Amalco is a party or by which Amalco's properties or assets may be subject other than a note, bond, mortgage, indenture or other instrument entered into in respect of Retired Indebtedness, and that would, in any such event, have a Material Adverse Effect, or (iii) subject to receipt of the requisite approvals referred to on Schedule 4.7(b), to the Seller's Knowledge, violate any Order or Law applicable to Seller or Amalco or any of the properties or assets of Amalco that would have a Material Adverse Effect.

                     (b)     Other than (i) as set forth on Schedule 4.7(b), and (ii) where the failure to give such notice, make such filing or receive such Consent would not have a Material Adverse Effect, no notice to, filing with, authorization of, exemption by or Consent of any Person or Governmental Authority is necessary for the performance by Seller of its obligations under this Agreement.

        4.2     Financial Statements. The (a) audited consolidated balance sheets of ITML Plastic as of each of October 31, 2005 and October 31, 2004 and the related audited consolidated statements of income and cash flows for each of the years ended October 31, 2005 and October 31, 2004 (collectively, the "Year-End Financial Statements") have been and (b)  the unaudited consolidated balance sheet of ITML Plastic as of September 30, 2006 and the related pro-forma consolidated statements of income and cash flows for the eleven months then ended (collectively, the "2006 Financial Statements" and together with the Year-End Financial Statements, the "Amalco Predecessors Financial Statements"), have been prepared in accordance with Canadian GAAP applied on a consistent basis throughout the periods indicated (except for normal year end adjustments and the absence of footnotes), are based upon and consistent with the books and records of the Amalco Predecessors and the Lone Star Companies and present fairly, in all material respects, the consolidated financial position and the results of operations and cash flows of the Amalco Predecessors and the Lone Star Companies, as of the dates and for the periods indicated.

4.9 Taxes.

                     (a)     Each Amalco Predecessor has filed all Tax Returns required to be filed by it. All Taxes shown on such Tax Returns, taking into account any amendments to such returns filed prior to the date hereof or contemplated to be filed pursuant to Section 6.12 after the date hereof, are correct and complete in all material respects. All Taxes owed by any Amalco Predecessor or Amalco have been paid, whether or not shown on any Tax Return, except in respect of (i) Taxes for the periods set forth on Schedule 4.9 for which the Tax Returns will be filed by Seller after the Closing and the Taxes shown thereon, if any, (except to the extent already taken into account in determining the adjustments provided for in Sections 2.2(d) and 2.3(f)) will be paid by Seller in accordance with Section 6.12 and (ii) any incremental Tax increase as a result of the filing of the amendments to the Tax Returns set forth on Schedule 4.9, which amendments will be filed prior to the Closing Date and such incremental Tax increase, if any, will be paid by Seller at such time.

                     (b)     None of the Amalco Predecessors or Amalco is party to any pending Action, nor is any such Action, to the Seller's Knowledge, proposed, under review or investigation, threatened, or expected to be asserted, by any Governmental Authority for the assessment or collection of Taxes. There are no Liens for Taxes on the assets of any of the Amalco Predecessors or Amalco except for Taxes not yet due and payable. There are no Tax deficiencies of any kind asserted against or related to any of the Amalco Predecessors or Amalco with respect to any taxable period ending on or before the Closing Date. No objections or appeals to any assessment or reassessment have been filed and are outstanding. All Tax deficiencies raised as a result of any past audits have been satisfied.

                     (c)     None of the Amalco Predecessors or Amalco has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Amalco Predecessors or Amalco is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental Authority in a jurisdiction where any Amalco Predecessor or Amalco does not file a Tax Return that such Amalco Predecessor or Amalco is or may be subject to taxation in that jurisdiction.

                     (d)     Each Amalco Predecessor has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Authority, all amounts required to be so withheld and paid over under applicable laws.

                     (e)     Seller has furnished to Buyer complete and correct copies of all Tax Returns filed by any Amalco Predecessor for each of the taxable periods beginning after October 31, 2003 and has provided federal and provincial income Tax Returns of each Amalco Predecessor for each of the taxable periods beginning after October 31, 2003. Seller has furnished to Buyer complete and correct copies of all audit reports, statements of deficiencies, notices of assessment, notices of reassessment and examination reports received relating to, or with respect to, any Amalco Predecessor for taxable periods beginning after October 31, 2001. Schedule 4.9 lists all jurisdictions in which any Amalco Predecessor or Amalco files Tax Returns and any deposits for Taxes made by a Amalco Predecessor or Amalco in such jurisdictions. Canadian federal income tax assessments have been issued to each of the Amalco Predecessors covering all past periods up to and including the fiscal period ended October 31, 2005. Provincial income tax assessments have been issued to each of the Amalco Predecessors covering all past periods up to and including the fiscal period ended October 31, 2005.

                     (f)     As to all Tax periods, or portions thereof, which end prior to, or on the Closing Date, the liability of any Amalco Predecessor or Amalco for Taxes with respect to such periods, or portions thereof, does not exceed the amount accrued for such Tax liability (other than any future tax assets or future tax liabilities established to reflect temporary differences between book and Tax income) on the Amalco Predecessors' Financial Statements delivered to Buyer, as adjusted for the operations of any Amalco Predecessor or Amalco in the ordinary course of business through the Closing Date in accordance with the past practice and custom of the Amalco Predecessors in filing their Tax Returns. Since September 30, 2006, no Amalco Predecessor nor Amalco has incurred any liability for Taxes arising from extraordinary gains or losses outside the ordinary course of business consistent with past practice and custom except for liabilities, refunds and credits in respect of Taxes arising on the sale by Initial Amalco of the Lone Star Shares to Newco, which liabilities, refunds and credits are described on Schedule 4.9.

                     (g)     Without limiting the generality of the foregoing, each Amalco Predecessor and Amalco is in compliance with all registration, collection, remittance, timely reporting and record keeping obligations in respect of all provincial and federal sales tax legislation, including the GST. The GST No. of each Amalco Predecessor and Amalco is set forth on Schedule 4.9.

                     (h)     None of the Amalco Predecessors nor Amalco have acquired property or services from, nor has any of them disposed of property or provided services to a person with whom it does not deal at arm's length (within the meaning of the Tax Act) (a "Related Party") for an amount that is other than the fair market value of such property or services, nor has it been deemed to have done so for purposes of the Tax Act.

                     (i)     No Amalco Predecessor or Amalco has at any time benefited from the forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) that could result in the application of any of Sections 80 and following of the Tax Act. In particular, no Amalco Predecessor or Amalco will at any time be deemed to have a capital gain pursuant to Subsection 80.03(2) of the Tax Act or any comparable provincial legislative provision as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date and no Amalco Predecessor or Amalco has entered into any agreement, contemplated in Section 80.04 of the Tax Act or any comparable provincial legislative provision.

                     (j)     Except as set forth on Schedule 4.9, no Amalco Predecessor or Amalco has filed or been a party to any election pursuant to Sections 83 or 85 of the Tax Act or the corresponding provisions of any provincial taxing statute since October 31, 2003.

                     (k)     The tax basis of the assets of each Amalco Predecessor and Amalco (and the undepreciated capital cost of such assets) for determining future capital cost allowance, amortization and other federal and provincial income tax deductions are accurately reflected on the Tax Returns and records of each of Amalco Predecessor and Amalco.

                     (l)     Except for accrued salaries and benefits, all of which have been accrued for no longer than 180 days and have been incurred in the ordinary course of business, consistent with past practice, there is no deductible outlay or expense owing by any Amalco Predecessor or Amalco to a Related Party which is unpaid and which will be included in any Amalco Predecessor or Amalco's income for any taxation year ending on or after the Closing Date.

                     (m)     Neither Amalco or any Amalco Predecessor has any loans or indebtedness outstanding which are owing to it by any Related Party, except (i) that which comprises a part of the Retired Indebtedness, and (ii) loans or indebtedness owed to Amalco by Lone Star.

                     (n)     All of the interest which has been paid or is payable by each Amalco Predecessor or Amalco in respect of its debt is deductible in calculating such Amalco Predecessor's or Amalco's income for Tax purposes.

(o) Seller is not a non-resident of Canada within the meaning of the Tax Act.

                     (p)     Amalco will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting, (ii) a reassessment of Taxes for any period ending on or before the Closing Date of an Amalco Predecessor or Amalco (including a reassessment resulting from a settlement made between such Amalco Predecessor or Amalco and the applicable Governmental Authority), (iii) any disposition made on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date.

4.10 Properties, Assets and Leases

                     (a)     Except as disclosed or reserved against in the Amalco Predecessors Financial Statements, each Amalco Predecessor had and Amalco has good, valid and marketable title to all of the personal properties and other assets, tangible or intangible, reflected in the Amalco Predecessors Financial Statements as being owned by such Amalco Predecessors as of the dates thereof (the "Owned Personalty"), free and clear of all Liens except for (i) zoning ordinances, (ii) real estate taxes and assessments, both general and special, which are a lien but not yet due and payable, and (iii) such other matters of record or survey as are listed in Schedule 4.10(a)(iv) Liens relating to the Assumed Indebtedness which will remain outstanding after the Closing (the items listed in clauses (i) through (iv) being referred to herein as "Permitted Encumbrances"), and (v) Liens relating to Retired Indebtedness set forth on Schedule 1.111(b), which shall be discharged at Closing as a consequence of the payment of that Retired Indebtedness by Buyer as provided for in Section 2.2(c). Each item of the Owned Personalty has been maintained in accordance with normal industry practices and, as used by each Amalco Predecessor and as currently used by Amalco, is suitable for the purposes for which it is presently used.

                     (b)     Schedules 4.10(b) and 1.72 contain complete and accurate descriptions in all material respects of all material leases, whether capitalized or operating leases, pertaining to the personal property and assets used by the Amalco Predecessors or Amalco in the conduct of their businesses. Seller has delivered, or caused to be delivered, to Buyer true and complete copies of all such leases.

(c) Neither Amalco nor any Amalco Predecessor owns any Owned Real Estate.
(d) With respect to the Leased Real Estate, except as set forth on Schedule 4.10(d):
(i) Seller has delivered to Buyer a complete copy of each lease, including all amendments, modifications, attachments and exhibits thereto, existing with respect to the Leased Real Estate.
(ii) Amalco owns and the Amalco Predecessors owned good and marketable leasehold title to their respective parcels of the Leased Real Estate.

                                 (iii)   No structural repairs or replacements in respect of any buildings, structures or improvements situated on any of the Real Estate, including without limitation in respect of the roof or mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems, are currently in progress or contemplated by the Seller or by any of the tenants under the leases or, to the Seller's Knowledge, are necessary to permit the continued operation of the Real Estate as it would be operated by a reasonable and prudent owner and operator except for repairs to parts of the roofs at the Leased Real Estate at 390 Orenda Road, Brampton, Ontario and 1094 Northside Road, Burlington, Ontario which are being contemplated.

                                 (iv)    Each of the leases covering the Leased Real Estate are in full force and effect, neither the lessor nor the lessee under any such lease is in default thereunder and no conditions exist that, with notice or the passage of time, would constitute a default under any such lease by any party thereto.

(v) No leases, subleases or occupancy agreements affect the Leased Real Estate except the leases described on Schedule 1.72.
(e) With respect to the Real Estate, except as set forth on Schedule 4.10(e):
(i) To the Seller's Knowledge there is no condemnation proceeding or expropriation or eminent domain proceeding of any kind pending or threatened against the Real Estate.

                                 (ii)    The Real Estate is occupied under valid and current certificates of occupancy or the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy or the like; there are no facts to Seller's Knowledge which would prevent the Real Estate from being occupied and utilized after the Closing Date in substantially the same manner as before.

(iii) To the Seller's Knowledge the Real Estate does not violate, and all improvements are constructed in compliance with, all applicable Laws.

                                 (iv)    The Amalco Predecessors had and Amalco has obtained all appropriate Permits, including building permits, that are required by any Laws. The current use by Amalco of the facilities located on the Real Estate is in compliance with all zoning restrictions for such properties.

(v) There are no outstanding variances or special use permits affecting the Real Estate or their uses.

                                 (vi)    No notice of a violation of any Laws, or of any covenant, condition, easement or restriction affecting the Real Estate or relating to its use or occupancy has been given, nor, to Seller's Knowledge, does any such violation exist.

(vii) No portion of the Real Estate is located within a flood plain area as designated by the local conservation authority or other applicable Government Authority.

                                 (viii)  The Real Estate has and will have as of the Closing Date adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, means of ingress and egress to and from public highways and, without limitation, other required public utilities for continued use of the Real Estate in substantially the same manner as before the Closing Date. All utility lines and facilities presently serving the Real Estate are serviced and maintained by the appropriate public or quasi-public entity. All utilities enter the Real Estate through adjoining public streets or, if they pass through adjoining private land, they do so in accordance with valid perpetual easements without charge.

                                 (ix)    The Real Estate either (A) is freely accessible directly from a public street on which it abuts, or (B) uses adjoining private land to access the same in accordance with valid perpetual easements without charge. Neither Seller nor Amalco have any knowledge of any condition which would result in the termination of such access.

                                 (x)     Neither any Amalco Predecessor nor Amalco has received any notice of outstanding requirements or recommendations by the insurance companies who issued the insurance policies insuring the Real Estate, or by any board of fire underwriters or other body exercising similar functions requiring or recommending any repairs or work to be done on the Real Estate.

                                 (xi)     The Real Estate constitutes all of the real property used in the operation of the businesses of Amalco as previously operated by the Amalco Predecessors during the immediately preceding two (2) fiscal years. The Leased Real Property together with the Owned Personalty and any property subject to the leases described or referred to in Section 4.10(b) comprise all the assets, property and undertakings necessary to carry on the business of Amalco.

4.11 Employees
(a) Schedule 4.11 contains:
(i) the names, titles, rates of remuneration and hire dates of all employees of each of the Amalco Predecessors as of October 24, 2006;

                                 (ii)    a list of all written employment contracts (other than letters of engagement generally provided to all Employees which do not contain any termination or notice provisions) between any Amalco Predecessor or Amalco and its Employees as of October 24, 2006. No employees of Amalco have entered into an employment contract since October 24, 2006, other than by way of the aforementioned letters of engagement;

                                 (iii)   a list of all agreements between any Amalco Predecessor or Amalco and its Employees which would or could trigger enhanced payments, benefits or rights to such Employees after the Closing Date as a result of the consummation of the transactions contemplated by this Agreement;

(iv) a list of the types of bonuses and other incentives paid to the Current Employees since January 1, 2006;
(v) the names of all retired or former employees of any Amalco Predecessor or Amalco who are entitled to benefits from Amalco and the nature of such benefits;

                                 (vi)    the names of all Inactive Employees of an Amalco Predecessor or Amalco as of October 24, 2006, the reason they are inactive, whether they are expected to return to work and if so, when, and the nature of any benefits or other accommodations to which such Inactive Employees are entitled from an Amalco Predecessor or Amalco; and

(vii) a full and complete list of agreements with independent contractors for the provision of consultancy services or the services of personnel to any Amalco Predecessor or Amalco.

                     (b)     Except as disclosed in Schedule 4.11, (i) all other Employees are typically engaged under a letter of engagement, and (ii) no Employee is employed under a contract which cannot be terminated by Amalco with reasonable notice, except for those Employees who may be inactive or subject to accommodation in accordance with statutory requirements requiring reasonable notice of termination by Laws. All salesmen that were employed by an Amalco Predecessor or by Amalco are employed on a full-time basis and exclusively by Amalco and do not represent or sell products or services not sold by Amalco.

                     (c)     None of the Amalco Predecessors or Amalco have made any loan or advance, other than travel advances made in the ordinary course of business, to any Employee or Inactive Employee which is outstanding.

                     (d)     Except as disclosed in Schedule 4.11 hereof, since December 31, 2005, no Amalco Predecessor nor Amalco has increased in any manner the compensation or fringe benefits of any director, officer or Employee or former director, officer or employee of any Amalco Predecessor or Amalco or entered into any contract, agreement, commitment, arrangement or informal understanding to do any of the foregoing.

4.12 Benefit Plans and Pension Plans

                     (a)     Schedule 4.12 contains a true and complete list of the current Benefit Plans to which the Amalco Predecessors are a party to or bound by and under which the Amalco Predecessors or Amalco have any liability or contingent liability with respect to any Benefit Plans that are material to the Business and that impose any binding legal obligation on Amalco. None of the Amalco Predecessors or Amalco is now or has ever been a party to any Pension Plan. Save and except for a proposed consolidation of certain of the Benefit Plans shown in Schedule 4.12 hereof after the Initial Amalgamation, no Amalco Predecessor nor Amalco has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any employee or former employee of any Amalco Predecessor or Amalco.

                     (b)     Except as disclosed in Schedule 4.12, since December 31, 2005, no Amalco Predecessor nor Amalco has entered into, adopted, amended, modified, terminated or enhanced materially any Benefit Plan or any benefit to which Employees are entitled under any Benefit Plan or paid any benefit not required by any existing Benefit Plan or entered into any contract, agreement, commitment, arrangement or informal understanding to do any of the foregoing.

(c) With respect to each of the Benefit Plans, Seller has delivered to Buyer or its agents true and complete copies of each of the following documents:
(i) a copy of the Employee handbooks or materials with respect to all current Benefit Plans of the Amalco Predecessors and Amalco (including all amendments thereto); and

                                 (ii)    a copy of all contracts relating to the current Benefit Plans of the Amalco Predecessors or Amalco (including all amendments thereto) including, but not limited to the insurance contract under which certain of the Benefit Plans are insured.

                     (d)     None of the current Benefit Plans are funded wholly or in part by the Amalco Predecessors or Amalco through a trust or any other third party funding arrangement (other than the insurance policy referred to in Subsection 4.12(c)(ii) above) and no assets are currently held by the Amalco Predecessors or Amalco in respect of any funded Benefit Plan.

                     (e)     No Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to Employees or former employees of any Amalco Predecessor or Amalco beyond retirement or other termination of service other than life insurance death benefits or benefits for which the full cost is borne by the Employee or former employee.

                     (f)     There are no outstanding, pending, threatened or anticipated claims by or in respect of any of the current Benefit Plans of the Amalco Predecessors or Amalco, including claims by or in respect of any of the Benefit Plans against any person (other than routine claims for benefits).

                     (g)     With respect to each current Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of any Amalco Predecessor or Amalco as of the Closing Date under any such insurance policy or any ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date. With respect to each current Benefit Plan not funded through an insurance policy, the Amalco Predecessors or Amalco have made appropriate provisions for all of their liability thereunder in the Amalco Predecessors Financial Statements.

(h) The Amalco Predecessors and Amalco are not required to register any of the Benefit Plans with any Governmental Authority.
4.13 Material Contracts. Set forth on Schedule 4.13 is a list of the following agreements (the "Target Contracts") in effect on October 31, 2006:

                     (a)     Each agreement to which an Amalco Predecessor was or Amalco is a party requiring payment for services or products in excess of $50,000 per year and that is not terminable at the option of such company upon no more than 30 days notice;

                     (b)     Each agreement covering the lease, purchase or service of tangible or personal property to which an Amalco Predecessor was or Amalco is a party requiring payment by such company in excess of $50,000 per year and that is not terminable at the option of such company upon no more than 30 days notice;

                     (c)     Each agreement or other arrangement involving an Amalco Predecessor or Amalco with respect to Indebtedness for money borrowed or the lending by an Amalco Predecessor or Amalco of money or the creation of any Lien upon any of the assets of an Amalco Predecessor or Amalco, including indentures, mortgages, promissory notes, loan agreements, letters of credit, guaranties, indentures, sale-leaseback or leveraged lease, swaps and similar agreements save and except for the Retired Indebtedness and the Permitted Encumbrances;

                     (d)     Each employment agreement (other than letters of engagement generally provided to all Employees), non-competition agreement, consulting agreement or severance agreement to which an Amalco Predecessor was or Amalco is a party;

                     (e)     Each license agreement or other arrangement involving an Amalco Predecessor or Amalco's use of any Intellectual Property or granting another the right to use any Target IP, except licenses for software that is generally available;

(f) Each agreement or other arrangement not entered into in the ordinary course of business of an Amalco Predecessor or Amalco;
(g) Any joint venture, partnership or similar agreements or arrangements;

                     (h)     Any agreement or arrangement that contains minimum purchase conditions in excess of $50,000 annually or requirements or other terms that restrict or limit the purchasing relationship of an Amalco Predecessor or Amalco and that is not terminable at the option of such company upon no more than 30 days notice;

                     (i)     Any agreement or arrangement containing covenants purporting to limit the freedom of an Amalco Predecessor or Amalco to compete in any line of business in any geographic area or to hire any individual or group of individuals;

(j) Any agreement or arrangement for the lease of real property to which an Amalco Predecessor was or Amalco is a party, whether as lessor or lessee;
(k) Any collective bargaining agreement or other agreement or arrangements with any labor organization or union;
(l) Any executory agreement or arrangement providing for the acquisition or disposition of assets of an Amalco Predecessor or Amalco in excess of $50,000;
(m) Any agreement or arrangement providing for rebates or other contingent payments by an Amalco Predecessor or Amalco in excess of $50,000;

                     (n)     Any agreement or arrangement with or for the benefit of any Affiliate of an Amalco Predecessor or Amalco or immediate family member thereof and any agreements or arrangements between Amalco Predecessors;

                     (o)     Any agreement or arrangement containing material indemnification obligations of an Amalco Predecessor or Amalco to any Person, other than standard product warranties issued to customers in the ordinary course of business

(p) Any material agreement under which there are, or have been in the past six months, to Seller's Knowledge, any material default by any party thereto, including an Amalco Predecessor or Amalco;

                     (q)     Any agreement, arrangement, or amendment or supplement, that individually or in the aggregate, amount to a material change to the terms of payment or payment practices with respect to existing agreements or arrangements relating to a non-de minimis portion (by dollar value or number of customers or number of suppliers) of an Amalco Predecessor or Amalco's accounts receivable or accounts payable;

                     (r)     Any agreement or arrangement having the effect of limiting the freedom of any Person to compete with an Amalco Predecessor or Amalco in any line of business in any geographic area or to hire any individual or group of individuals employed by an Amalco Predecessor or Amalco; and

(s) Any other agreement requiring payments in excess of $50,000 per year, that is not terminable at the option of the applicable Amalco Predecessor or Amalco upon no more than 30 days' notice.

Seller has made available, or caused to be made available, to Buyer true and complete copies of each Target Contract. Each Target Contract is a valid and binding obligation of Amalco and, to Seller's Knowledge, the valid and binding obligation of each other party thereto. There are not, and to Seller's Knowledge there are not alleged, any defaults or breaches (or, to Seller's Knowledge, any event that, with the giving of notice or lapse of time or both, would result in a material default or breach) by an Amalco Predecessor or Amalco, or, to Seller's Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any Target Contract or any other material provision thereof, that, (i) individually or in the aggregate, would have a Material Adverse Effect or (ii) permit the termination of, or give rise to or accelerate the timing of any material rights or penalties under any Target Contract.

        4.14    Legal Proceedings. Except as set forth on Schedule 4.14, there are no Actions instituted or pending, or to Seller's Knowledge, threatened by any Person or under review or investigation by any Governmental Authority, against (a) an Amalco Predecessor or Amalco, or against any property, asset, interest or right of any Amalco, that would have, either individually or in the aggregate, a Material Adverse Effect if adversely decided or (b) Seller that if adversely decided would prevent the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither Seller nor Amalco is subject to any Order that would have a Material Adverse Effect.

4.15 Related Party Transactions

                     (a)     Except for the Lone Star Companies and as set forth on Schedule 4.15(a), neither Seller nor any Affiliate of Seller (a) has any direct or indirect interest (i) in, or is a director, officer or employee of, any entity that was or is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of an Amalco Predecessor or Amalco, or (ii) in any material property, asset or right which was owned or used by an Amalco Predecessor or is owned or used by Amalco in the conduct of its business, or (b) was or is a party to any material contract with an Amalco Predecessor or Amalco, had or has any relationship with, or provides any administrative services or support to an Amalco Predecessor or Amalco, whether or not such agreement or arrangement is in writing or not. Except as set forth on Schedule 4.15(a), no Amalco Predecessor was and Amalco is not a co-borrower or guarantor on any indebtedness owed by Seller or any Affiliate of Seller.

                     (b)     Except for the Lone Star Companies and as set forth on Schedule 4.15(b), none of the Amalco Predecessors or Amalco, nor any of their respective Affiliates (other than Seller)  (a) had or has any direct or indirect interest (i) in, or is a director, officer or employee of, any entity that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of an Amalco Predecessor or Amalco or (ii) in any material property, asset or right which was or is owned or used by an Amalco Predecessor or Amalco in the conduct of its business, or (b) was or is a party to any material contract with, has any relationship with, or provides any administrative services or support to an Amalco Predecessor or Amalco, whether such agreement or arrangement is in writing or not. Except as set forth on Schedule 4.15(b), no Amalco Predecessor was a co-borrower or guarantor on any indebtedness owed by another Amalco Predecessor.

4.16 Compliance with Laws

                     (a)     Except as set forth on Schedule 4.16, (i) Seller and each Amalco Predecessor was and Amalco is in compliance, and at all times has been in compliance, with all Laws and Orders applicable to the Amalco Predecessors or Amalco or their respective business or properties, except for such noncompliance, if any, which would not have a Material Adverse Effect; and (ii) no Action by any Governmental Authority with respect to any Amalco Predecessor was or with respect to Amalco is pending, or to Seller's Knowledge, is any Action by any Governmental Authority threatened, or under review or investigation, nor has either Seller or an Amalco Predecessor or Amalco received written notification from any Governmental Authority during the past three (3) years (A) indicating an intention to take an Action, review or investigation, (B) asserting that it is not in compliance with any Law or Order or (C) threatening to revoke any Permit of any Governmental Authority. To Seller's Knowledge, Seller and each Amalco Predecessor was and Amalco is in compliance, and at all times has been in compliance, with all export license requirements of any other Governmental Authority applicable to any Amalco Predecessor or Amalco or their respective businesses.

(b) No Amalco Predecessor was and Amalco is not subject to the periodic reporting requirements of any securities regulatory authority or any other comparable Governmental Authority.
4.17 Environmental Matters Except as set forth on Schedule 4.17:

                     (a)     Neither Seller nor any Amalco Predecessor or Amalco has received during the past seven years any written notice of a charge, complaint, action, suit, proceeding, hearing, investigation, request for information, claim, order or demand having been filed or commenced by any Person against an Amalco Predecessor or Amalco alleging any liability or responsibility for Contamination or the failure to comply with any Environmental Law ("Environmental Claims") other than routine inspections and requests for information.

(b) To Seller's Knowledge, none of the Real Estate contains Contamination nor any underground storage tank that had been used to store Hazardous Substances but which are no longer in use.

                     (c)     To Seller's Knowledge i) each Amalco Predecessor and Amalco has obtained all requisite Permits for the current operation of such company and is and has been in compliance with such Permits; such Permits are in full force and effect; and ii) each Amalco Predecessor and Amalco and the Real Estate are in compliance with all other applicable limitations and requirements of all Environmental Laws.

                     (d)     To Seller's Knowledge none of the Amalco Predecessors or Amalco or the Real Estate or any Person for whose conduct an Amalco Predecessor or Amalco may be held responsible, are subject to any contingent liability in connection with any Contamination or violation of Environmental Laws.

                     (e)     Seller has provided to Buyer true and complete copies of all reports, audits, assessments and studies in the possession of, initiated by or authorized by Seller, an Amalco Predecessor or Amalco or their Affiliates or requested or ordered by any Governmental Authority pertaining to any Environmental Law, Hazardous Substances, Contamination or human health and safety at or involving any of the Amalco Predecessors or Amalco or the Real Estate and which have been prepared within the ten (10) years preceding the date hereof (the "Environmental Reports"). Each of the Environmental Reports is identified on Schedule 4.17.

                     (f)     To Seller's Knowledge, all Hazardous Substances removed from any of the Real Estate or an Amalco Predecessor's or Amalco's facilities have been handled, transported, transferred, stored, treated, recycled, received and disposed of in full compliance with all Environmental Laws.

                     (g)     Schedule 4.17 identifies all waste disposal, treatment and storage facilities and transporters and persons or entities which have arranged for the disposal of Hazardous Substances which are presently used by or which in the preceding two (2) years have been used by or arranged for use by an Amalco Predecessor or Amalco or any Person or entity for whose conduct an Amalco Predecessor or Amalco is or may be held responsible at any time in the operation of the business of an Amalco Predecessor or Amalco or otherwise for disposal of Hazardous Substances.

        4.18    Insurance Schedule 4.18 lists all current policies of insurance covering the Amalco Predecessors and Amalco and their businesses and such policies are in full force and effect. Copies of each policy listed on Schedule 4.18, as well as loss run history under and premium for each such policy, has been made available to Buyer prior to the date hereof.

4.19 Intellectual Property

                     (a)     Schedule 4.19 lists all registered forms of Target IP and all Target IP for which an application for registration has been filed. All governmental fees due with respect to such Target IP have been paid in full through the date hereof, and in the case of any patents and patent applications comprising the Target IP, the patentee or applicant for patent, as the case may be, has paid all maintenance fees due thereon to the date hereof as a "large entity", as that term is defined in the Patent Act (Canada).

                     (b)     Except as set forth in Schedule 4.19 or pursuant to a Target Contract set forth on Schedule 4.13, neither Seller nor any Amalco Predecessor or Amalco has, other than through software licenses not required to be listed thereon, licensed any Intellectual Property from any Person, nor has Seller or any Amalco Predecessor or Amalco granted any license or other right that does or that will, subsequent to the Closing, permit or enable anyone other than Buyer to use any of the Target IP.

                     (c)     Except as set forth on Schedule 4.19 and Schedule 4.14, neither Seller nor any Amalco Predecessor or Amalco has received any written notice of any Action and, to Seller's Knowledge, there is no threatened Action against Seller or any Amalco Predecessor or Amalco (i) asserting that any of the Target IP infringes upon or otherwise conflicts with the Intellectual Property of any Person or (ii) that is otherwise adverse to the use, registration, right to use, validity, enforceability or sole and exclusive ownership of any of the Target IP. To Seller's Knowledge, no Person is infringing upon any of the Target IP other than possible infringements which Amalco has elected not to pursue. To Seller's Knowledge, the conduct of the business of the Amalco Predecessors or Amalco does not infringe any Intellectual Property rights of any third party except as set forth in the said Schedules. The Target IP, together with any Intellectual Property currently licensed from any Person, are all the Intellectual Property necessary to conduct the business of Amalco in the manner conducted as of the date hereof.

                     (d)     Except as set forth on Schedule 4.19, all copies of third party software used in the business of the Amalco Predecessors or Amalco are properly licensed, and all such software is assignable to Buyer without requirement of any consent or the payment of any fees.

                     (e)     To Seller's Knowledge, all software written by employees of any Amalco Predecessor and Amalco is an original work of authorship, has been written in the course of the respective employee's employment, moral rights in and to the software have been waived by the authors thereof, and the software does not wrongfully appropriate the work of any other Person. No royalty or other consideration is due to any other Person arising out of the creation, copying or distribution of such software. All contracts of employment with employees who have written software provide that the employer shall be the owner of all property in the software. To Seller's Knowledge, the source code of such software has not been provided to any other Person, directly or indirectly, by license, transfer, sale, escrow or otherwise. To Seller's Knowledge, no other Person has been permitted to reverse engineer, disassemble or decompile such software to create such source code.

                     (f)     With the exception of software licensed to an Amalco Predecessor or Amalco, Amalco is the owner of all property rights in software written by Persons who are not former employees of any Amalco Predecessor or employees of Amalco, and such Persons have assigned in writing all property they have in and to the software, to Amalco.

        4.20     No Brokers. Except as set forth on Schedule 4.20, no broker, finder or similar agent has been employed by or on behalf of Seller or an Amalco Predecessor or Amalco, and no Person with which Seller or an Amalco Predecessor or Amalco have had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

        4.21    Conduct of Business in Ordinary Course. Except for the transactions contemplated hereby or as set forth on Schedule 4.21, since December 31, 2005 (a) each Amalco Predecessor and Amalco has conducted its business and operations in the ordinary course of business consistent with past practices, (b) there has not been any change, event, development, damage or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Amalco Predecessor or Amalco has taken any action that if taken after the date hereof would constitute a violation of Section 6.1.

        4.22    Absence of Undisclosed Liabilities. Except as and to the extent reflected on the 2006 Financial Statements or in the disclosures referred to in the Schedules hereto, no Amalco Predecessor had and Amalco does not have any material liability, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, of a nature that would either (a) be required to be reflected on a balance sheet for a such company in accordance with Canadian GAAP or (b) individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect, in each case other than liabilities incurred after September 30, 2006, in the ordinary course of business and consistent with past practice.

        4.23    Licenses and Permits. Schedule 4.23 lists all Permits held by the Amalco Predecessor or Amalco relating to the ownership, lease or operation of their respective properties or the operation of their respective businesses. Seller delivered, or caused to be delivered, to Buyer true and correct copies of all such Permits, all of which are in full force and effect. To Seller's Knowledge, the Permits set forth on Schedule 4.23 are all of the Permits necessary to own, lease and operate the properties of the Amalco Predecessor or Amalco and to carry on their respective businesses as historically conducted and as now being conducted. There is no Action pending or, to Seller's Knowledge, threatened or under review or investigation regarding any of such Permits. To Seller's Knowledge, no Amalco Predecessor or Amalco is in conflict with, or in default or violation of, any of such Permits.

        4.24    Illegal Payments. Neither any Amalco Predecessor or Amalco nor any of their directors, officers, managers, employees or agents have (a) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, or (b) made any unlawful payments on behalf of the Amalco Predecessor or Amalco to any foreign or domestic official or employee of any Governmental Authority or to foreign or domestic political parties or campaigns from corporate funds.

4.25 Accounts Receivable; Accounts Payable; Inventories

                     (a)     All accounts and notes receivable of the Amalco Predecessor and Amalco have arisen in the ordinary course of business and are the result of bona fide sales. The accounts receivable reserve reflected in the 2006 Financial Statements is, as of the date of the 2006 Financial Statements, adequate and established in accordance with Canadian GAAP determined on a basis consistent with Seller's past accounting methodology, subject to year-end adjustments and accruals in the ordinary course of business and not material in amount. Since September 30, 2006, there has been no event or occurrence that, when considered, individually or together with all such other events or occurrences, would cause such accounts receivable reserve to be inadequate, and that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Amalco Predecessor was and Amalco is not party to, or has obligations currently outstanding under or committed to enter into, any accounts receivable factoring arrangement or agreement.

                     (b)     Except as set forth on Schedule 4.25(b), since January 1, 2006, no Amalco Predecessor or Amalco has, with respect to any non-de minimis portion of its trade accounts payable, (i) failed to pay its trade accounts payable in the ordinary course, or (ii) extended the terms of payment, whether by contract, amendment, act, deed, or course of dealing, of any trade account payable.

                     (c)     Except as set forth on Schedule 4.25(c), the inventory of the Amalco Predecessors consisted of and the inventory of Amalco consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods acquired in the ordinary course of business, all of which are (i) in the physical possession of Amalco, (ii)  in good and merchantable condition, free from damage or defects, and fit for the purpose for which they were procured or manufactured.

4.26 Customers and Suppliers.

                     (a)     Set forth on Schedule 4.26(a) is a list of the twenty (20) largest customers of each Amalco Predecessor, based on aggregate revenue attributable to each such customer, during the twelve month period ended October 31, 2006, together with the aggregate amount of revenues attributable to such customers for such period. To Seller's Knowledge, no customer set forth on Schedule 4.26(a) has expressed to Seller or any Amalco Predecessor or to Amalco an intent to terminate or to materially reduce its purchases from such company or materially alter the terms of such purchases, whether by reason of the consummation of the transactions contemplated herein or otherwise.

                     (b)     Set forth on Schedule 4.26(b) is a list of the twenty (20) largest suppliers of each Amalco Predecessor, based on aggregate cost of goods attributable to each such supplier, during the twelve month period ended October 31, 2006, together with the aggregate amount of payments made to each such supplier for such period. To Seller's Knowledge, no supplier set forth on Schedule 4.26(b) has expressed to Seller or any Amalco Predecessor or to Amalco an intent to discontinue or to materially diminish its relationship as a supplier to such company or materially alter the terms of such relationship, whether by reason of the consummation of the transactions contemplated herein or otherwise.

4.27 Product Warranties; Product Liability

                     (a)     Schedule 4.27(a) sets forth (i) the warranty and customer service policies of each Amalco Predecessor and Amalco, (ii) any outstanding contracts that depart from such warranty and customer service policies, and a description of the deviation, (iii) product warranty expense for each Amalco Predecessor for the preceding 60 months.

                     (b)     Schedule 4.27(b) sets forth a list of all claims for personal injury or property damage that have been filed against Seller or any Amalco Predecessor or Amalco with respect to products manufactured, sold or distributed by, or in connection with any service provided by, or based on any error, omission or negligent act in the performance of professional services by any such company during the preceding 60 months.

        4.28    Material Misstatements or Omissions. No representation or warranty made by Seller in this Agreement or in any related agreement, schedule, exhibit, statement, certificate, chart, list, letter, compilation or other document furnished or to be furnished to Buyer or its counsel or advisers pursuant to this Agreement or any related agreement, or in connection with the transactions contemplated under this Agreement or any related agreement (each a "Furnished Document") contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of fact contained therein not misleading.

        4.28    Indebtedness. The Assumed Indebtedness and the Retired Indebtedness constitute the only Indebtedness of Amalco or any Amalco Predecessor except for the intercompany trade payables and receivables amongst Amalco and the Lone Star Companies. All of the intercompany trade payable and receivables amongst Amalco and the Lone Star Companies eliminate upon consolidation except for the non-eliminated portion of the Amerikan receivable described on Schedule 2.2(d).

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to Seller as of the date of this Agreement as follows:

        5.1     Investment Intent. The Amalco Shares are being purchased for Buyer's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of any securities Laws.

        5.2     Organization and Standing - Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.

        5.3     Authorization, Validity and Effect - Buyer. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and represents the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity).

5.4 No Conflict; Required Filings and Consents - Buyer

                     (a)     Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated herein, nor compliance by Buyer with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the articles of incorporation or by-laws or equivalent organizational documents of Buyer, (ii) violate, conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, or (iii) to Buyer's Knowledge violate any Order or Law applicable to Buyer or any of its properties or assets.

                     (b)     Other than (i) notices under the HSR Act and the expiration and termination of any waiting period thereunder and (ii) where the failure to give such notice, make such filing, or receive such authorization, exemption or Consent would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, no notice to, filing with, authorization of, or exemption by, or Consent of any Person or Governmental Authority is necessary for the performance by Buyer of its obligations under this Agreement.

        5.5     Legal Proceedings - Buyer. As of the date of this Agreement, there are no Actions instituted or pending, or to Buyer's Knowledge, threatened, against Buyer, or against any of its properties, assets, interests or rights, that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement. As of the date of this Agreement, Buyer is not subject to any Order that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

        5.6     Organization and Standing - Parent. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.

        5.7     Authorization, Validity and Effect - Parent. Parent has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and represents the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity).

5.8 No Conflict; Required Filings and Consents - Parent

                     (a)     Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated herein, nor compliance by Parent with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the articles of incorporation or by-laws or equivalent organizational documents of Parent, (ii) violate, conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Parent or pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, or (iii) to Parent's Knowledge, violate any Order or Law applicable to Parent or any of its properties or assets.

                     (b)     Other than (i) notices under the HSR Act and the expiration and termination of any waiting period thereunder and (ii) where the failure to give such notice, make such filing, or receive such authorization, exemption or Consent would not have a material adverse effect on the ability of Parent to perform its obligations under this Agreement, no notice to, filing with, authorization of, or exemption by, or Consent of any Person or Governmental Authority is necessary for the performance by Parent of its obligations under this Agreement.

        5.9     Legal Proceedings - Parent. As of the date of this Agreement, there are no Actions instituted or pending, or to Parent's Knowledge, threatened, against Parent, or against any of its properties, assets, interests or rights, that would have a material adverse effect on the ability of Parent to perform its obligations under this Agreement. As of the date of this Agreement, Parent is not subject to any Order that would have a material adverse effect on the ability of Parent to perform its obligations under this Agreement.

        5.10    Brokers. Except for the compensation payable to KeyBanc Capital Markets LLC ("KeyBanc Capital Markets") in connection with the transactions contemplated by this Agreement, which shall be paid by Parent, no broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind other than KeyBanc Capital Markets is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI COVENANTS AND AGREEMENTS

        6.1     Interim Operations of the Company. Prior to the Closing Date, each Amalco Predecessor shall operate in the ordinary course of business consistent with past practice, and shall use all commercially reasonable efforts to maintain and preserve its business organization and its material rights, to retain the services of its offices and key employees, to maintain relationships with customers, suppliers, lessors, lessees, licensors, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted). Without limiting the generality of the foregoing, during the period from the date of this Agreement through the Closing Date, except (i) as contemplated by any other provision of this Agreement or a provision of the Lone Star Agreement, (ii) as set forth on Schedule 0 or (iii) unless Buyer has previously consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), no Amalco Predecessor shall, and Seller shall cause each Amalco Predecessor and Amalco not to, and, with respect to clauses (e), (g), (i), (j) and (o) below, Seller shall not:

                     (a)     incur, assume, guarantee or otherwise become responsible or liable for any Indebtedness except for trade payables incurred in the ordinary course of business consistent with past practice and additional borrowings comprising part of the Retired Indebtedness;

                     (b)     except in the ordinary course of business consistent with past practice, (i) acquire, or dispose of, any material property or assets or (ii) mortgage, encumber or otherwise subject any material property or assets to Lien;

(c) enter into any agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice;
(d) engage in any transactions with, or enter into any contracts or agreements with any Affiliates of Seller outside of the ordinary course of business and not consistent with past practice;

                     (e)     enter into, adopt, amend or terminate any Benefit Plans or any agreement relating to the compensation or severance of any employee associated with an Amalco Predecessor other than in the ordinary course of business, except to the extent required by Law or any existing agreements;

(f) make any material change to the accounting (including Tax accounting) methods, principles or practices of the Amalco Predecessors, except as may be required by Canadian GAAP;

                     (g)     revoke or amend any material Tax election, compromise or settle a claim or assessment with respect to Taxes, execute a closing agreement or similar agreement with respect to Taxes with any Governmental Authority, extend or waive the statutory period of limitations with respect to the collection or assessment of any Taxes, or amend any Tax Return except amended returns for SR&ED credits for the year ended October 31, 2005 in the form presented to Buyer;

(h) except in connection with the Amalgamations, make any amendment to the Articles of Incorporation or Bylaws or comparable organizational documents of any Amalco Predecessor;

                     (i)     except for the Amalgamations, merge or consolidate any Amalco Predecessor with any other Person or dissolve, liquidate, restructure or otherwise alter the corporate structure of any Amalco Predecessor;

                     (j)     grant any Person any right or Option to acquire, issue, sell, or agree to issue or sell any capital stock of an Amalco Predecessor or any securities convertible into, exchangeable or exercisable for any capital stock of an Amalco Predecessor or split, combine or subdivide the capital stock of an Amalco Predecessor;

(k) make, declare or pay any dividend or distribution on any capital stock of Amalco, except for dividends in connection with the transfer of the ownership of Lone Star from Amalco to Newco;

                     (l)     modify, amend or terminate, or waive, release or assign any material rights or claims, or fail to exercise a right of renewal, with respect to, any Amalco Predecessor, any other material contract to which an Amalco Predecessor is a party or any confidentiality agreement to which an Amalco Predecessor is a party;

                     (m)     make any change to the terms of payment or payment practices that, individually or in the aggregate, amounts to a material change to the terms of payment or payment practices with respect to a non-de minimis portion (by dollar volume or number of customers or number of suppliers) of an Amalco Predecessor's accounts receivable or accounts payable;

(n) enter into or carry out any other material transaction other than in the ordinary course of business consistent with past practice; or
(o) agree to take any of the foregoing actions.
6.2 Reasonable Access; Confidentiality

                     (a)     From the date hereof until the Closing, Seller shall, and shall cause the Amalco Predecessors and Amalco to (i) give Buyer and its representatives (including its lenders or other sources of financing), upon reasonable notice to Seller, reasonable access to the assets, properties, books, records (including Tax records) and agreements of the Amalco Predecessors and Amalco and (ii)  permit Buyer to make such inspections as it may reasonably require and to furnish Buyer during such period with all such information relating to the Amalco Predecessors and Amalco as Buyer may from time to time reasonably request; provided, however, that Buyer shall not be permitted to conduct any soil or groundwater sampling or other environmental testing at the Real Estate without Seller's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

                     (b)     Any information provided to or obtained by Buyer or Parent pursuant to paragraph (a) above shall be "Confidential Information" as defined under the Mutual Confidentiality Agreement, dated February 9, 2006, between Parent and ITML Horticultural (the "Confidentiality Agreement"), and shall be held by Buyer and Parent in accordance with and be subject to the terms of the Confidentiality Agreement. From and after Closing, all information regarding the Amalco Predecessors or Amalco retained by Seller and its Affiliates shall be deemed "Confidential Information" as defined under the Confidentiality Agreement and shall be held by Seller and its Affiliates in accordance with and be subject to the terms of the Confidentiality Agreement.

                     (c)     Parent, Buyer and Seller agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

        6.3     Filings; Other Action. Subject to the terms and conditions herein provided, (a) Seller and Parent shall make their respective filings under the HSR Act within 5 Business Days after the date of this Agreement, unless previously submitted, and thereafter make any other required submissions under the HSR Act as promptly as possible so as to enable the transactions contemplated hereby to occur as expeditiously as possible; (b) Seller, Parent and Buyer shall use their reasonable best efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Closing Date with, and which Consents are required to be obtained prior to the Closing Date from, Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such Consents; and (c) Seller, Parent and Buyer shall use their respective reasonable best efforts to cause the conditions to each of Seller's, Parent's and Buyer's obligations hereunder to be fulfilled.

        6.4     Publicity. Seller and Parent shall make a joint press release announcing the execution of this Agreement and the transactions contemplated hereby that shall be acceptable to each of Parent and Seller; provided, however, that such press release and any other public disclosure of this Agreement or the transactions contemplated hereby shall not disclose the Purchase Price unless such disclosure is required by applicable Law or by any listing agreement with a national securities exchange or trading market. No other publicity release or announcement concerning the transactions contemplated hereby shall be issued by either party without the advance written consent of such other party, except any such release or announcement as may be required by applicable Law or by any listing agreement with a national securities exchange or trading market.

        6.5     Records. With respect to the financial books and records (other than Tax records which are provided for in Section 6.6) and minute books of the Amalco Predecessors and Amalco relating to matters on or prior to the Closing Date, for a period of 5 years after the Closing Date, Survivorco shall not cause or permit their destruction or disposal without first offering to surrender them to Seller, and Survivorco shall allow Seller and its representatives reasonable access to such books and records during regular business hours upon reasonable prior notice.

        6.6     Tax Matters. Seller and Survivorco shall (i) each provide the other and shall cause their respective accountants to provide the other party's accountant with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, or the conduct of any audit or other examination by any Governmental Authority with respect to Taxes or any Action, review or investigation relating to liability for Taxes; (ii) each retain and provide the other and shall cause their respective accountants to provide the other party's accountant any records or other information that may be relevant to such Tax Return, Action, review, investigation, audit or examination, proceeding or determination; and (iii) each provide the other with any final determination of any such Action, review, investigation, audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Survivorco shall retain and Seller shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy same at the cost of such other party. The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance. Any information obtained pursuant to this Section shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

        6.7     Notice of Developments. Each party to this Agreement will give prompt written notice to the others of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

        6.8     ITML Name. As soon as reasonably practicable following the Closing, Seller shall, and shall cause its Affiliates to, cease use of the name "ITML" or any variation thereof either alone or with other words and at such time to destroy any materials (other than records) in the possession of Seller or its Affiliates that contain the ITML name or any variation thereof alone or with other words.

        6.9     Financial Statement Updates. From the date hereof until the Closing, Seller shall promptly deliver to Buyer, as soon as such statement is available, the pro-forma consolidated balance sheet of Amalco for each month ending prior to the Closing and the related pro-forma consolidated statements of income and cash flows for the period then ended. Following the Closing, Seller shall either (a) deliver to Survivorco, as soon as such statement is available, the audited consolidated balance sheet of ITML Plastic as of October 31, 2006 and the related audited consolidated statements of income and cash flows for the year ended October 31, 2006 and/or (b) work in good faith with Survivorco and Seller's auditors to complete the audited consolidated balance sheet of ITML Plastic as of October 31, 2006 and the related audited consolidated statements of income and cash flows for the year ended October 31, 2006 as soon as practicable.

        6.10    Tax Election. Seller and Buyer agree, at the option of Seller, to jointly elect in prescribed form to apply proposed subparagraph 56.4(3)(c)(vii) of the Tax Act included in the Draft Technical Amendments to the Tax Act released on November 9, 2006, or a similar provision of the Tax Act which may be enacted and each of Seller and Buyer agree to include a copy of the prescribed form in their income tax return for their taxation year that included the date on which the Purchase Agreement is signed and each of Buyer and Seller agree to file their income tax return on or before their filing-due date for that year. For the purpose of this paragraph, prescribed form means the form prescribed for making an election under proposed subparagraph 56.4(3)(c)(vii) of the Tax Act or a similar provision of the Tax Act that may be enacted.

        6.11    Parent Guarantee of Payment. Parent hereby irrevocably guarantees Survivorco's obligation to pay to Seller the entire amount of any payments that may become payable to Seller by Survivorco, if and as the payment thereof becomes due hereunder, subject to (i) the terms and conditions of this Agreement and (ii) the rights, defenses and offsets Survivorco may assert hereunder with respect to its obligations to pay any such amount.

6.12 Preparation of Pre-Closing Tax Returns; Amendments.

                     (a)     Seller shall prepare or cause to be prepared all Tax Returns relating to Corporate Taxes for (i) fiscal year 2006, (ii) any stub period ending on the date of execution of this Agreement and (iii) any stub period ending on the Closing Date (collectively, the "Pre-Closing Returns"); provided, however, that without Survivorco's prior written consent (which consent may be withheld in Survivorco's discretion), Seller shall not have the right to amend, re-file or modify (or cause to be amended, refilled or modified) any Pre-Closing Returns. Seller shall prepare such Pre-Closing Returns in accordance with the past practices and customs of Seller or the Amalco Predecessors (taking into account any changes in transfer pricing practices that may be reflected in the amended 2005 Tax Returns filed prior to Closing), but only to the extent that such past practices are in accordance with applicable Law. Seller shall deliver such Pre-Closing Returns to Survivorco for its review and comment at least thirty (30) days prior to the due date for such Pre-Closing Returns. Seller shall be required to make any changes reasonably requested by Survivorco (for this purpose, any change necessary in order to be consistent with the past practices or customs of an Amalco Predecessor or to be in accordance with applicable Law shall be deemed reasonable). Survivorco shall execute and file such Pre-Closing Returns as so revised and Seller shall make payment of any Tax shown to be due on such Pre-Closing Returns at the time of filing to Survivorco for remittance to the applicable taxing authority. In the event that Seller desires to contest or appeal any assessment, reassessment or other determination made by any Governmental Authority in respect of any Pre-Closing Return, the parties shall follow the procedures set forth in Section 1.5 of the Indemnification Agreement with respect to the control and resolution of such contest or appeal (with Seller being the Indemnifying Party and Survivorco being the Indemnified Party).

                     (b)     Within sixty (60) days following the Closing Date, Seller shall be entitled to prepare or cause to be prepared an amendment to the 2005 SR&ED tax return of each of ITML Horticultural and Kord and to present such amendment to Survivorco for filing. Survivorco shall be required to file such return in the form presented by Seller, subject only to any changes deemed necessary by Survivorco to comply with applicable Law. Survivorco shall complete its review no later than April 15, 2007, provided that it shall have no less than seven days to review such return. Seller shall reimburse Survivorco, upon request, for all expenses relating to the review and filing of such amendment.

        6.13    Overpayment of Retired Indebtedness. In the event that it is determined that an amount paid on the Closing Date pursuant to Section 2.2(c)(iv) was in excess of the amount of Retired Indebtedness actually owed to the obligee thereof, and Survivorco, Amalco or an Amalco Predecessor shall have received a refund (whether as a cash payment or a credit amount) of such excess, Survivorco shall pay the amount thereof promptly to Seller.

ARTICLE VII CONDITIONS TO CLOSING

        7.1     Conditions to Obligations of Seller and Buyer. The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

                     (b)     None of the parties hereto shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. In the event any such Order shall have been issued, each party agrees to use its reasonable best efforts to have any such Order overturned or lifted.

(c) The Lone Star Acquisition shall have been consummated in accordance with the terms of the Lone Star Purchase Agreement.
(d) The Escrow Agreement shall have been executed by Seller, Parent and Survivorco and shall be in full force and effect.
(e) The Release Agreement shall have been executed by Seller, Seller's Affiliates and Survivorco and each Lone Star Company and shall be in full force and effect.
(f) The Indemnification Agreement shall have been executed by Seller, certain of Seller's Affiliates, Parent and Survivorco and shall be in full force and effect.
(g) The Restricted Covenant Agreement shall have been executed by Seller, certain of Seller's Affiliates, Buyer, Parent, Amalco and Lone Star and shall be in full force and effect.

        7.2     Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following additional conditions:

                     (a)     The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

                     (b)     Each of the agreements and covenants of Buyer and Parent to be performed and complied with by Buyer and Parent respectively pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c) Seller shall have received each of the documents set forth in Section 3.3 to be delivered by Buyer and Parent at or before Closing.
(d) Survivorco shall have entered into employment agreements with each of Edward Richard Hensen and Kleis Hensen on terms satisfactory to Seller, in its sole discretion.

        7.3     Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

                     (a)     The representations and warranties of Seller set forth in this Agreement (disregarding any Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which event such representation or warranty shall be true and correct in all respects as of such specified date), except where the failure of any representation or warranty to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect.

                     (b)     Each of the agreements and covenants of Seller and its Affiliates to be performed and complied with by pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

                     (c)     Seller and its Affiliates shall have obtained all third party consents required to consummate the transactions contemplated hereunder, including without limitation, those identified on Schedule 4.7(b).

(d) No event having a Material Adverse Effect on the Amalco Predecessors or Amalco shall have occurred.

                     (e)     Seller shall have terminated or otherwise removed any outstanding loans, Liens or guarantees by, to or from Amalco to any Tower Entity and shall have caused all Tower Entities to be merged out of existence or transferred by Amalco to Seller or its nominee in a manner satisfactory to Buyer in its sole discretion.

                     (f)     Seller shall have caused the Bank of Montreal to terminate the five outstanding letters of credit issued on the account of ITML Horticultural in connection with the sale / leaseback transaction in 2004 and have replacement letters of credit issued on the account of ITML Properties Inc. or Seller.

                     (g)     The leases, dated December 17, 2004, between each of Kord, Dekka and ITML Horticultural, as lessees, and ITML Properties Inc., as landlord, shall have been renegotiated to terms satisfactory to Buyer in its sole discretion.

(h) Buyer shall have received each of the documents set forth in Section 3.2 to be delivered by Seller at or before Closing.

                     (i)     Buyer shall have received the resignations of the President, Secretary and directors of Amalco set forth on Schedule 7.3(i) at or before Closing and such officers and directors shall have executed general releases in favor of the Amalco Predecessors and Amalco for all claims arising from their service as officers or directors of such Amalco Predecessors or Amalco, as applicable, other than indemnification claims.

ARTICLE VIII INDEMNIFICATION

        8.1     Indemnification Agreement. Contemporaneous with the closing of the Amalco Acquisition, Survivorco, Parent, Seller and Newco shall enter into an agreement governing the terms of indemnification rights of all parties under this Agreement and the Lone Star Purchase Agreement, in substantially the form of Exhibit C attached hereto (the "Indemnification Agreement"). The terms of the Indemnification Agreement are incorporated herein and are to be read in conjunction with the terms of this Agreement.

ARTICLE IX TERMINATION OF AGREEMENT
9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:
(a) by mutual written consent of Buyer, Parent and Seller;

                     (b)     by Buyer and/or Parent, on the one hand, or Seller, on the other hand, upon written notice to the other party, if the transactions contemplated by this Agreement shall not have been consummated on or prior to January 31, 2007, unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party or

                     (c)     by Buyer and/or Parent, on the one hand, or Seller, on the other hand, upon written notice to the other party, if a Governmental Authority of competent jurisdiction shall have issued an Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) has used its reasonable best efforts to remove such Order;

                     (d)     by Buyer and/or Parent, on the one hand, or Seller, on the other hand, upon written notice to the other party, if any condition precedent to their obligations to close set forth in ARTICLE VII shall have become incapable of satisfaction, unless such terminating party' willful action has caused such condition to be unsatisfied;

                     (e)     by Buyer or Parent, upon written notice to Seller, if there has been any material inaccuracy in or breach in any material respect of any representation, warranty or covenant (which in the case of any breach of a covenant has not been cured within ten (10) days after written notification thereof by Buyer or Parent to Seller) of Seller set forth in this Agreement; or

                     (f)     by Seller, upon written notice to Buyer or Parent, if there has been any material inaccuracy in or breach in any material respect of any representation, warranty or covenant (which in the case of any breach of a covenant has not been cured within ten (10) days after written notification thereof by Seller to Buyer or Parent) of Buyer set forth in this Agreement.

        9.2     Effect of Termination. The termination of this Agreement shall be effected by delivery by the party terminating the Agreement to the other party of written notice of such termination. In the event of termination of this Agreement pursuant to Section 9.1, no party shall have any liability or any further obligation to any other party, except as provided in this Section 9.2 and except that nothing herein shall (i) release, or be construed as releasing, any party hereto from any liability or damage to any other party hereto arising out of any material inaccuracy or breach occurring prior to such termination or (ii) prejudice the legal rights and remedies of the non-terminating party with respect to such material inaccuracy or breach occurring prior to such termination. The obligations of the parties to this Agreement under Sections 4.20 (Brokers), 5.10 (Brokers), 6.2(b) & 6.2(c) (Confidentiality) and 10.1 (Expenses) shall survive any termination of this Agreement.

ARTICLE X MISCELLANEOUS AND GENERAL

        10.1     Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein.

        10.2    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable by any party hereto without the prior written consent of the other party hereto; provided, however, that Survivorco shall have the right to assign any or all of its rights under this Agreement to its lenders, any of its Affiliates or any successor in interest to the business of Survivorco, in each case without the prior written consent of any other party. Such assignment shall not affect any of the obligations of Survivorco or Parent hereunder.

        10.3    Third Party Beneficiaries. This Agreement shall not benefit or create any legal or equitable right, remedy or claim in or on behalf of any Person other than the parties hereto. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and the intended third party beneficiary set forth in this Section 10.3, and their respective successors and assigns. Nothing in any document delivered at Closing in connection with this Agreement is intended expressly or by implication to, or shall, confer upon any Person other than the parties hereto any rights or remedies of any kind.

        10.4    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 10.4 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to Buyer, Survivorco or Parent:
Myers Industries, Inc.
1293 South Main Street
Akron, OH 44301
Attention: President and CEO
Fax: (330) 761-6290

with a copy to (which shall not constitute notice):
Benesch Friedlander Coplan & Aronoff LLP
2300 BP Tower
200 Public Square
Cleveland, OH 44114
Attn: Megan L. Mehalko, Esq.
Fax: (216) 363-4588

If to Seller:
ITML Holdings Inc.
75 Plant Farm Road
P.O. Box 265
Brantford, ON N3T 5MB
Attn: President & C.E.O.
Fax: (519) 753-8567

with a copy to (which shall not constitute notice):
Waterous, Holden, Amey, Hitchon, LLP
P.O. Box 1510
20 Wellington Street
Brantford, ON N3T 5V6
Attn: Clark Holden, Esq.
Fax: (519) 759-8360

        10.5     Complete Agreement. This Agreement and the exhibits and the schedules hereto, together with the Confidentiality Agreement, the Lone Star Purchase Agreement, and the exhibits and schedules to that latter agreement, the Escrow Agreement, the Restrictive Covenant Agreement, the Release Agreement and the Indemnification Agreement contain the complete and exclusive statement of the terms of the agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

        10.6     Captions; References. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. When a reference is made in this Agreement to a clause, a Section or an Article, such reference shall be to a clause, a Section or Article of this Agreement unless otherwise indicated.

10.7 Amendment. This Agreement may be amended or modified only by a written agreement duly executed by the parties to this Agreement.

        10.8     Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a writing signed on behalf of such party.

10.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the Province of Ontario without regard to its rules of conflict of laws.

        10.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        10.11    Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

        10.12    Further Assurances. Seller shall, at the written request and expense of Buyer, at any time and from time to time following the Closing, execute and deliver to Buyer all such further instruments and take all such further action as may be reasonable necessary or appropriate in order to more effectively sell, assign, transfer and convey to Buyer the Amalco Shares or otherwise to confirm or carry out the provisions of this Agreement. Buyer shall, and shall cause Amalco to, at any time and from time to time following the Closing hereunder, execute and deliver to Seller all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to confirm or carry out the provisions of this Agreement.

        10.13    Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against either party based on any presumption of that party's involvement in the drafting thereof.

        10.14    Consent to Jurisdiction and Service of Process. The parties hereto hereby submit to the exclusive jurisdiction of the courts in Toronto, Ontario in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon any party hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.4 hereof.

10.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.
[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

2119188 ONTARIO INC.
By: __________________________________
Name: Donald A. Merril
Title: Vice President
MYERS INDUSTRIES, INC.
By: __________________________________
Name: Donald A. Merril
Title: Vice President, Secretary and CFO

ITML HOLDINGS INC.
By: __________________________________
Name: Edward Hensen
Title: President
By: __________________________________
Name: Kleis Hensen
Title: Secretary

Exhibit A
Form of Escrow Agreement

Exhibit B
Form of Release Agreement

Exhibit C
Form of Indemnification Agreement

Exhibit D
Form of Restrictive Covenant Agreement